SECURITIES AND EXCHANGE COMMISSION

                     WASHINGTON, D.C. 20549

                         _______________

                             FORM 10

           GENERAL FORM FOR REGISTRATION OF SECURITIES
       Pursuant To Section 12(b) or (g) Of The Securities
                         Exchange Act Of 1934

                         _______________

                    LAFAYETTE BANCORPORATION
     (Exact name of registrant as specified in its charter)


          Indiana                       35-1605492
(State or other jurisdiction       (I.R.S. Employer
    of incorporation or            Employer Identification
       organization)               No.)

 133 North 4th Street, Lafayette, Indiana            47902
 (Address of principal executive offices)           Zip Code

          Registrant's telephone number, including
          area code:    (765) 423-7100

Securities to be registered pursuant to Section 12(b) of the Act:

     Title of each class to        Name of each exchange
     be so registered              on which each class is
                                   to be registered

          None                          None

Securities to be registered pursuant to Section 12(g) of the Act:

              COMMON SHARES, NO PAR VALUE PER SHARE
                        (Title of Class)

ITEM 1.  BUSINESS

     GENERAL

     The Lafayette Bancorporation (the "Corporation") is a registered one-bank holding company that holds all the outstanding stock of Lafayette Bank and Trust Company (the "Bank"). The Corporation was incorporated under Indiana law on February 16, 1984, at the direction of the Board of Directors of the Bank in order to facilitate the Bank's adoption of a one-bank structure. The Bank became a wholly-owned subsidiary of the Corporation on April 30, 1985, pursuant to a Plan of Exchange in which all the outstanding stock of the Bank was exchanged for stock of the Corporation. Prior to its acquisition of the Bank's stock, the Corporation conducted no business or operations. The Corporation's principal executive offices are located at 133 North 4th Street, Lafayette, Indiana 47902 and its telephone number is (765) 423-7100.

     As a bank holding company, the Corporation engages in commercial banking through its sole banking subsidiary and can engage in certain non-banking activities closely related to banking and own certain other business corporations that are not banks, subject to applicable laws and regulations. All references hereinafter to the activities or operations of the Corporation reflect the Corporation's acting or operating through the Bank.

     The Bank was chartered as an Indiana state-chartered bank in 1899. The Bank's principal executive offices are also located at 133 North 4th Street, Lafayette, Indiana 47902 and its telephone number is (765) 423-7100. At December 31, 1996, the Bank was the largest bank headquartered in Tippecanoe County with total assets of $414,391,000 and total deposits of $341,550,000.

     OPERATIONS

     The Corporation engages in a wide range of commercial and personal banking activities, including accepting demand deposits, (including Now, Super Now, and Money Market Accounts), accepting savings and time deposit accounts, making secured and unsecured loans to corporations, individuals, and others, issuing letters of credit, originating mortgage loans, providing personal and corporate trust services, providing investment advisory and brokerage services and providing auto, homeowners, and other insurance products.

     The Corporation's lending services include commercial, real estate, installment (direct and indirect), and credit card loans.
Revenues from the Corporation's lending activities constitute the largest component of the Corporation's operating revenues.

     The loan portfolio constitutes the major earning asset of the Corporation and offers the best alternative for maximizing interest spread above the cost of funds. The Corporation's loan personnel have the authority to extend credit under guidelines established and approved by the Board of Directors. Any aggregate credit which exceeds the authority of the loan officer is forwarded to the loan committee for approval. The loan committee is composed of various experienced loan officers and three Bank directors -- the President and two outside directors, including the Chairman. Except for the Chairman, each outside director participates on this committee on a monthly rotating basis. All aggregate credits that exceed the loan committee's lending authority are presented to the full Board of Directors for ultimate approval or denial. The loan committee not only acts as an approval body to ensure consistent application of the Corporation's loan policy but also provides valuable insight through communication and pooling of knowledge, judgment, and experience of its members.

     The Corporation's primary lending area generally includes northwest Indiana, specifically Tippecanoe and White Counties, and contiguous counties. The Corporation extends out-of-area credit only to borrowers who are considered to be low risk, and only on a very limited basis.

     In an effort to be more competitive while attracting younger customers for future growth, the Corporation, in 1995, expanded its mortgage loan operation by establishing a secondary market mortgage loan department. Through this department, the Corporation originates fixed rate mortgage loans and sells them in the secondary market. The creation of this department has allowed the Corporation to offer VA, FHA, and other fixed rate and first time home buyer loans. Currently, the Corporation does not retain servicing rights when it sells these loans, although the Corporation may retain servicing rights of certain of these loans in the future.

     The Corporation provides a wide range of personal and corporate trusts and trust-related services, including serving as executor of estates, as trustee under testamentary and intervivos trusts and various pension and other employee benefit plans, as guardian of the estates of minors and incompetents, and as escrow agent under various agreements.

     The Corporation offers insurance products through its independent insurance agency that was established in the early
1900's. Through its affiliation with five insurance companies, the insurance department primarily underwrites individual auto and homeowners insurance policies.

     The Corporation offers discount brokerage services through the Investment Center by means of an agreement entered into with Robert Thomas Securities, Inc., a division of Raymond James, Inc. Through the Investment Center, the Corporation offers a complete range of brokerage services, including mutual funds, annuities, stocks, bonds, and other similar securities, and other related investment products. All operational support services are provided by Robert Thomas for an agreed-upon fee.

     The Corporation is continually introducing new products and services as permitted by the regulatory authorities or desired by the public. In early 1996, the Corporation opened its second supermarket branch in Lafayette, which is open seven days a week, with extended hours and features a 24-hour automated teller machine. In September, 1996, the Corporation purchased a branch in Monticello, Indiana, from a competitor and thereafter combined its two Monticello locations. During the year, the Corporation also installed several new ATM's in existing branches and in external retail locations. The Corporation remains committed to meeting the challenges that require technology. In addition to providing its customers with access to the latest technological products, such as "Quick Connect," a 24-hour banking service, Loan by Phone, and a VISA debit card, the Corporation is accessible via a home page on the Internet (http:\\www.lbtbank.com). Because changes and new developments in technology will continue well into the next century, management has entered into an agreement with a technology consulting firm. The primary objective of this engagement will be to provide general guidance to maximize efficiencies within the current systems, in addition to providing assistance in the development of a technology plan for the Corporation. Management believes the results will enable customers to be better served by increasing overall productivity, in addition to future cost savings for the Corporation.

     EMPLOYEES

     The Corporation has no compensated employees. At December 31, 1996, the Bank employed 190 full-time employees and 25 part-time employees. The Bank is not a party to any collective bargaining agreements, and employee relations are considered to be good.

SUPERVISION AND REGULATION

     The Bank is chartered under the banking laws of the State of Indiana and is subject to the supervision of, and is regularly examined by, the Department of Financial Institutions and the FDIC.

     The Corporation is a bank holding company within the meaning of the Bank Holding Company Act, "BHC Act," is registered as such with and is subject to the supervision of the Federal Reserve Board ("FRB").

     Certain legislation and regulations affecting the businesses of the Corporation and the Bank are discussed below.

     GENERAL.

     As a bank holding company, the Corporation is subject to the BHC Act. The Corporation reports to, registers with, and is examined by the FRB. The FRB also has the authority to examine the Corporation's subsidiaries which includes the Bank.

     The FRB requires the Corporation to maintain certain levels of capital. See "Capital Standards" herein. The FRB also has the authority to take enforcement action against any bank holding company that commits any unsafe or unsound practice, violates certain laws, regulations, or conditions imposed in writing by the FRB. See "Prompt Corrective Action and Other Enforcement Mechanisms" herein.

     Under the BHC Act, a company generally must obtain the prior approval of the FRB before it exercises a controlling influence over, or acquires directly or indirectly, more than 5% of the voting shares or substantially all of the assets of any bank or bank holding company. Thus, the Corporation is required to obtain the prior approval of the FRB before it acquires, merges or consolidates with any bank, or bank holding company. Any company seeking to acquire, merge or consolidate with the Corporation also would be required to obtain the FRB's approval.

     The Corporation is generally prohibited under the BHC Act from acquiring ownership or control of more than 5% of the voting shares of any company that is not a bank or bank holding company and from engaging directly or indirectly in activities other than banking, managing banks, or providing services to affiliates of the holding company. A bank holding company, with the approval of the FRB, may engage or acquire the voting shares of companies engaged, in activities that the FRB has determined to be so closely related to banking or managing or controlling banks as to be a proper incident thereto. A bank holding company must demonstrate that the benefits to the public of the proposed activity will outweigh the possible adverse effects associated with such activity.

     The FRB generally prohibits a bank holding company from declaring or paying a cash dividend which would impose undue pressure on the capital of subsidiary banks or would be funded only through borrowing or other arrangements that might adversely affect a bank holding company's financial position. The FRB's policy is that a bank holding company should not continue its existing rate of cash dividends on its common stock unless its net income is sufficient to fully fund each dividend and its prospective rate of earnings retention appears consistent with its capital needs, asset quality and overall financial condition.

     Transactions between the Corporation, the Bank and any future subsidiaries of the Corporation are subject to a number of other restrictions. FRB policies forbid the payment by bank subsidiaries of management fees which are unreasonable in amount or exceed the fair market value of the services rendered (or, if no market exists, actual costs plus a reasonable profit). Additionally, a bank holding company and its subsidiaries are prohibited from engaging in certain tie-in arrangements in connection with the extension of credit, sale or lease of property, or furnishing of services. Subject to certain limitations, depository institution subsidiaries of bank holding companies may extend credit to, invest in the securities of, purchase assets from, or issue a guarantee, acceptance, or letter of credit on behalf of, an affiliate, provided that the aggregate of such transactions with affiliates may not exceed 10% of the capital stock and surplus of the institution, and the aggregate of such transactions with all affiliates may not exceed 20% of the capital stock and surplus of such institution. The Corporation may only borrow from depository institution subsidiaries if the loan is secured by marketable obligations with a value of a designated amount in excess of the loan. Further, the Corporation may not sell a low-quality asset to a depository institution subsidiary.

     CAPITAL STANDARDS.

     The FRB, FDIC and other federal banking agencies have risk-based capital adequacy guidelines intended to provide a measure of capital adequacy that reflects the degree of risk associated with a banking organization's operations for both transactions reported on the balance sheet as assets, and transactions, such as letters of credit and recourse arrangements, which are reported as off-balance sheet items. Under these guidelines, nominal dollar amounts of assets and credit equivalent amounts of off-balance sheet items are multiplied by one of several risk adjustment percentages, which range from 0% for assets with low credit risk, such as certain U.S. government securities, to 100% for assets with relatively higher credit risk, such as business loans.

     A banking organization's risk-based capital ratios are obtained by dividing its qualifying capital by its total risk-adjusted assets and off-balance sheet items. The regulators measure risk-adjusted assets and off-balance sheet items against both total qualifying capital (the sum of Tier 1 capital and limited amounts of Tier 2 capital) and Tier 1 capital. Tier 1 capital consists of common stock, retained earnings, noncumulative perpetual preferred stock and minority interests in certain subsidiaries, less most other intangible assets. Tier 2 capital may consist of a limited amount of the allowance for loan losses and certain other instruments with some characteristics of equity. The inclusion of elements of Tier 2 capital are subject to certain other requirements and limitations of the federal banking agencies. Since December 31, 1992, the federal banking agencies have required a minimum ratio of qualifying total capital to risk-adjusted assets and off-balance sheet items of 8%, and a minimum ratio of Tier 1 capital to risk-adjusted assets and off-balance sheet items of 4%.

     In addition to the risk-based guidelines, federal banking regulators require banking organizations to maintain a minimum amount of Tier 1 capital to total assets, referred to as the leverage ratio. For a banking organization rated in the highest of the five categories used by regulators to rate banking organizations, the minimum leverage ratio of Tier 1 capital to total assets is 3%. It is improbable, however, that an institution with a 3% leverage ratio would receive the highest rating by the regulators since a strong capital position is a significant part of the regulators' rating. For all banking organizations not rated in the highest category, the minimum leverage ratio is at least 100 to 200 basis points above the 3% minimum. Thus, the effective minimum leverage ratio, for all practical purposes, is at least 4% or 5%. In addition to these uniform risk-based capital guidelines and leverage ratios that apply across the industry, the regulators have the discretion to set individual minimum capital requirements for specific institutions at rates significantly above the minimum guidelines and ratios.

     The following table presents the capital ratios for the Corporation and the Bank as of December 31, 1996:

                           The Corporation   The Bank
                                 Ratio         Ratio   Requirement
RISK-BASED CAPITAL RATIO:

  Total Capital...               13.25%        13.27%      8.00%

  Tier 1 Capital...              12.11%        12.13%      4.00%

TIER 1 CAPITAL LEVERAGE RATIO:    8.58%         8.69%      4.00%

     As required by Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA"), the federal financial institution agencies solicited comments in September, 1993 on a proposed rule and method of incorporating an interest rate risk component into the current risk-based capital guidelines, with the goal of ensuring that institutions with high levels of interest rate risk have sufficient capital to cover their exposures. Interest rate risk is the risk that changes in market interest rates might adversely affect a bank's financial condition or future profitability. Under the proposal, interest rate risk exposures would be quantified by weighting assets, liabilities and off-balance sheet items by risk factors which approximate sensitivity to interest rate fluctuations. As proposed, institutions identified as having an interest rate risk exposure greater than a defined threshold would be required to allocate additional capital to support this higher risk. Higher individual capital allocations could be required by the bank regulators based upon supervisory concerns. The agencies adopted a final rule effective September 1, 1995 which is substantially similar to the proposed rule, except that the final rule does not establish (1) a measurement framework for assessing the level of a bank's interest rate exposure; nor (2) a minimum level of exposure above which a bank will be required to hold additional capital for interest rate risk if it has a significant exposure or a weak interest rate risk management process. The agencies also solicited comments on and are continuing their analysis of a proposed policy statement which would establish a framework to measure and monitor interest rate exposure.

     PROMPT CORRECTIVE ACTION AND OTHER ENFORCEMENT MECHANISMS.

     FDICIA requires each federal banking agency to take prompt corrective action to resolve the problems of insured depository institutions, including but not limited to those that fall below one or more of the prescribed minimum capital ratios. The law requires each federal banking agency to promulgate regulations defining the following five categories in which an insured depository institution will be placed, based on the level of its capital ratios: well-capitalized, adequately capitalized, undercapitalized, significantly undercapitalized and critically undercapitalized.

     In September 1992, the federal banking agencies issued uniform final regulations implementing the prompt corrective action provisions of FDICIA. An insured depository institution generally will be classified in the following categories based on capital measures indicated below:

     "Well-Capitalized":

          Total risk-based capital of 10% or more;
          Tier 1 risk-based ratio capital of 6% or more; and Leverage ratio of 5% or more.

     "Adequately Capitalized":

          Total risk-based capital of at least 8%;
          Tier 1 risk-based capital of at least 4%; and Leverage ratio of at least 4%.

     "Undercapitalized":

          Total risk-based capital less than 8%;
          Tier 1 risk-based capital less than 4%; or Leverage ratio less than 4%.

     "Significantly Undercapitalized":

          Total risk-based capital less than 6%;
          Tier 1 risk-based capital less than 3%; or Leverage ratio less than 3%.

     "Critically Undercapitalized":

          Tangible equity to total assets less than 2%.


     An institution that, based upon its capital levels, is classified as well-capitalized, adequately capitalized, or undercapitalized may be treated as though it were in the next lower capital category if the appropriate federal banking agency, after notice and opportunity for hearing, determines that an unsafe or unsound condition or an unsafe or unsound practice warrants such treatment. At each successive lower capital category, an insured depository institution is subject to more restrictions. The federal banking agencies, however, may not treat an institution as "critically undercapitalized" unless its capital ratio actually warrants such treatment.

     If an insured depository institution is undercapitalized, it will be closely monitored by the appropriate federal banking agency. Undercapitalized institutions must submit an acceptable capital restoration plan with a guarantee of performance issued by the holding company. Further restrictions and sanctions are required to be imposed on insured depository institutions that are critically undercapitalized. The most important additional measure is that the appropriate federal banking agency is required to either appoint a receiver for the institution within 90 days or obtain the concurrence of the FDIC in another form of action.

     In addition to measures taken under the prompt corrective action provisions, commercial banking organizations may be subject to potential enforcement actions by the federal regulators for unsafe or unsound practices in conducting their businesses or for violations of any law, rule, regulation or any condition imposed in writing by the agency or any written agreement with the agency. Enforcement actions may include the imposition of a conservator or receiver, the issuance of a cease-and-desist order that can be judicially enforced, the termination of insurance of deposits (in the case of a depository institution), the imposition of civil money penalties, the issuance of directives to increase capital, the issuance of formal and informal agreements, the issuance of removal and prohibition orders against institution-affiliated parties and the enforcement of such actions through injunctions or restraining orders based upon a prima facie showing by the agency that such relief is appropriate. Additionally, a holding company's inability to serve as a source of strength to its subsidiary banking organizations could serve as an additional basis for a regulatory action against the holding company.

     The Corporation and the Bank are classified as "well-capitalized" under the above guidelines.

     SAFETY AND SOUNDNESS STANDARDS.

     FDICIA also implemented certain specific restrictions on transactions and required the regulators to adopt overall safety and soundness standards for depository institutions related to internal control, loan underwriting and documentation, and asset growth. Among other things, FDICIA limits the interest rates paid on deposits by undercapitalized institutions, the use of brokered deposits and the aggregate extension of credit by a depository institution to an executive officer, director, principal stockholder or related interest, and reduces deposit insurance coverage for deposits offered by undercapitalized institutions for deposits by certain employee benefits accounts.

     The federal financial institution agencies published a final rule effective on August 9, 1995, implementing safety and soundness standards. The FDICIA added a new Section 39 to the Federal Deposit Insurance Act which required the agencies to establish safety and soundness standards for insured financial institutions covering (1) internal controls, information systems and internal audit systems; (2) loan documentation; (3) credit underwriting; (4) interest rate exposure; (5) asset growth; (6) compensation, fees and benefits; (7) asset quality, earnings and stock valuation; and
(8) excessive compensation for executive officers, directors or principal shareholders which could lead to material financial loss. The agencies issued the final rule in the form of guidelines only for operational, managerial and compensation standards and reissued for comment proposed standards related to asset quality and earnings which are less restrictive than the earlier proposal in November, 1993. Unlike the earlier proposal, the guidelines under the final rule do not apply to depository institution holding companies and the stock valuation standard was eliminated. If an agency determines that an institution fails to meet any standard established by the guidelines, the agency may require the financial institution to submit to the agency an acceptable plan to achieve compliance with the standard. If the agency requires submission of a compliance plan and the institution fails to timely submit an acceptable plan or to implement an accepted plan, the agency must require the institution to correct the deficiency. Under the final rule, an institution must file a compliance plan within 30 days of a request to do so from the institution's primary federal regulatory agency. The agencies may elect to initiate enforcement action in certain cases rather than rely on an existing plan, particularly where failure to meet one or more of the standards could threaten the safe and sound operation of the institution.

     RESTRICTIONS ON DIVIDENDS AND OTHER DISTRIBUTIONS.

     The power of the board of directors of an insured depository institution to declare a cash dividend or other distribution with respect to capital is subject to statutory and regulatory restrictions which limit the amount available for such distribution depending upon the earnings, financial condition and cash needs of the institution, as well as general business conditions. FDICIA prohibits insured depository institutions from paying management fees to any controlling persons or, with certain limited exceptions, making capital distributions, including dividends, if, after such transaction, the institution would be undercapitalized.

     An FRB policy statement provides that a bank holding company should not declare or pay a cash dividend to its stockholders if the dividend would place undue pressure on the capital of its subsidiary banks or if the dividend could be funded only through additional borrowings or other arrangements that might adversely affect the financial position of the bank holding company. Specifically, a bank holding company should not continue its existing rate of cash dividends on its common stock unless its net income is sufficient to fully fund each consistent with its capital needs, asset quality, and overall financial condition. Further, the Corporation is expected to act as a source of financial strength for each of its subsidiary banks and to commit resources to support its subsidiary bank in circumstances when it might not do so absent such policy.

     The Corporation's ability to pay dividends depends in large part on the ability of the Bank to pay dividends to the Corporation. The ability of the Bank to pay dividends is subject to restrictions set forth in the Indiana banking laws and regulations of the FDIC.

     The payment of dividends by an Indiana state bank is further restricted by additional provisions of state law. As a general rule, the Bank may declare a dividend in an amount deemed expedient by the Board of Directors of the Bank. Any such dividend, however, may not (i) impair the capital stock of the Bank, (ii) be in an amount greater than the remainder of undivided profits then on hand after deducting losses, bad debts, depreciation, and all other expenses, or (iii) constitute a withdrawal of any portion of the capital stock of the Bank. In addition, the Bank must obtain the prior approval of the Indiana Department of Financial Institutions for the payment of any dividend if the total of all dividends declared by the Bank during the calendar year, including the proposed dividend would exceed the sum of (i) the total of the net profits of the Bank and (ii) the retained net profits of the Bank for the previous two years. The amount of "net profits" is determined by subtracting all current operating expenses, actual losses, and all federal, state and local taxes from all earnings from current operations plus actual recoveries on loans, investments and other assets.

     Additionally, under FDICIA, the Bank may not make any capital distribution, including the payment of dividends, if after making such distribution the Bank would be in any of the "under-capitalized" categories under the FDIC's Prompt Corrective Action regulations.

     Also, under the Financial Institution's Supervisory Act, the FDIC also has the authority to prohibit the Bank from engaging in business practices which the FDIC considers to be unsafe or unsound. It is possible, depending upon the financial condition of the Bank and other factors, that the FDIC could assert that the payment of dividends or other payments in some circumstances might be such an unsafe or unsound practice and thereby prohibit such payment.

     FDIC INSURANCE ASSESSMENTS.

     The FDIC has established several mechanisms to increase funds to protect deposits insured by the Bank Insurance Fund ("BIF") and the Savings Association Insurance Fund ("SAIF"), both of which are administered by the FDIC. The Bank's deposits are insured through BIF except for those deposits the Bank acquired from the Resolution Trust Corporation in December, 1990. This acquisition consisted of two branches of the former Hometown Federal Savings Bank in Delphi, Indiana, and these deposits remain insured through SAIF. The FDIC is authorized to borrow up to $30 billion from the U.S. Treasury; borrow from the Federal Financing Bank up to 90% of the fair market value of assets of institutions acquired by the FDIC as receiver; and borrow from depository institutions that are members of the BIF. Any borrowings not repaid by asset sales are to be repaid through insurance premiums assessed to member institutions. Such premiums must be sufficient to repay any borrowed funds within 15 years and provide insurance fund reserves of $1.25 for each $100 of insured deposits. FDICIA also provides authority for special assessments against insured deposits.

     As required by FDICIA, the FDIC has adopted a risk-based assessment system for deposit insurance premiums. Under this system, depository institutions are charged anywhere from zero to $.27 for every $100 in insured domestic deposits, based on such institutions' capital levels and supervisory subgroup assignment. The FDIC's rules set forth which supervisory subgroup assignments are made by the FDIC, the assessment classification review procedure, provide for the assignment of new institutions to the "well-capitalized" assessment group, set forth when an institution is to make timely adjustments as appropriate, and set forth the basis, and report data, on which capital group assignments are made for insured branches of foreign banks, and expressly address the treatment of certain lifeline accounts for which special assessment treatment is given.

     The BIF reached its required 1.25 reserve ratio in 1995, and in response the FDIC reduced deposit insurance assessment rates on BIF-insured deposits to historic low levels. Legislation enacted in September, 1996 included provisions for the recapitalization of the SAIF. The legislation imposed a one-time assessment in the amount of 65.7 basis points on all SAIF-insured deposits held as of March 31, 1996. The Bank paid an assessment in the amount of $31,000 on the small portion of its deposits that are SAIF-insured. As a result of the payment of the special assessment and the adoption of regulations implementing the legislation, rates for deposits insured through SAIF have been brought into parity with BIF rates. The BIF and SAIF deposit insurance assessment rates in effect for the first six months of 1997 range from zero to $.27 per $100 of insured deposits, with the healthiest financial institutions, including the Bank, not being required to pay any deposit insurance premiums for the period.

     INTERSTATE BANKING AND BRANCHING.

     On September 29, 1994, the Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994 (the "Interstate Act") was signed into law. The Interstate Act effectively permits nationwide banking. As of September 30, 1995, the Interstate Act provides that adequately capitalized and adequately managed bank holding companies may acquire banks in any state, even in those jurisdictions that had previously barred acquisitions by out-of-state institutions, subject to deposit concentration limits. The deposit concentration limits provide that regulatory approval by the Federal Reserve Board may not be granted for a proposed interstate acquisition if after the acquisition, the acquiror on a consolidated basis would control more than 10% of the total deposits nationwide or would control more than 30% of deposits in the state where the acquiring institution is located. The deposit concentration state limit does not apply for initial acquisitions in a state and, in every case, may be waived by the state regulatory authority. Interstate acquisitions are subject to compliance with the Community Reinvestment Act ("CRA"). States are permitted to impose age requirements not to exceed five years on target banks for interstate acquisitions.

     Branching between states may be accomplished either by merging separate banks located in different states into one legal entity, or by establishing de novo branches in another state. Interstate branching by consolidation of banks will be permitted beginning June 1, 1997, except in states that have passed legislation prior to that date "opting-out" of interstate branching. If a state opts-out prior to June 1, 1997, then banks located in that state may not participate in interstate branching. A state may opt in to interstate branching by bank consolidation or by de novo branching by passing appropriate legislation earlier than June 1, 1997. The laws of the host state regarding community reinvestment, fair lending, consumer protection (including usury limits) and establishment of branches shall apply to the interstate branches.

     De novo branching by an out-of-state bank is not permitted unless the host state expressly permits de novo branching by banks from out-of-state. The establishment of an initial de novo branch in a state is subject to the same conditions as apply to initial acquisition of a bank in the host state other than the deposit concentration limits.

     Effective March 14, 1996, Indiana "opted in" to the interstate branching provision of the Interstate Act.

     The Interstate Act permits bank subsidiaries of a bank holding company to act as agents for affiliated depository institutions in receiving deposits, renewing time deposits, closing loans, servicing loans and receiving payments on loans and other obligations. A bank acting as agent for an affiliate is not considered a branch of the affiliate. Any agency relationship between affiliates must be on terms that are consistent with safe and sound banking practices. The authority for an agency relationship for receiving deposits includes the taking of deposits for an existing account but is not meant to include the opening or origination of new deposit accounts. Subject to certain conditions, insured saving associations that were affiliated with banks as of June 1, 1994, may act as agents for such banks. An affiliate bank or saving association may not conduct any activity as an agent which such institution is prohibited from conducting as principal.

     If an interstate bank decides to close a branch located in a low-or moderate-income area, it must comply with additional branch closing notice requirements. The appropriate regulatory agency is authorized to consult with community organizations to explore options to maintain banking services in the affected community where the branch is to be closed.

     To ensure that interstate branching does not result in taking deposits without regard to a community's credit needs, the regulatory agencies are directed to implement regulations prohibiting interstate branches from being used as "deposit production offices." The regulations to implement this provision are due by June 1, 1997. The regulations must include a provision to the effect that if loans made by an interstate branch are less than fifty percent of the average of all depository institutions in the state, then the regulator must review the loan portfolio of the branch. If the regulator determines that the branch is not meeting the credit needs of the community, it has the authority to close the branch and to prohibit the bank from opening new branches in the state.

     COMMUNITY REINVESTMENT ACT.

     In October, 1994, the federal financial institution regulatory agencies proposed a comprehensive revision of their regulations implementing the Community Reinvestment Act ("CRA"), enacted in

1977 to promote lending by financial institutions to individuals and businesses located in low and moderate income areas. In May, 1995, the proposed CRA regulations were published in final form effective as of July 1, 1995. The revised regulations included transitional phase-in provisions which generally require mandatory compliance not later than July 1, 1997, although earlier voluntary compliance is permissible. Under the former CRA regulations, compliance was evaluated by an assessment of the institution's methods for determining, and efforts to meet, the credit needs of such borrowers. This system was highly criticized by depository institutions and their trade groups as subjective, inconsistent and burdensome, and by consumer representatives for its alleged failure to aggressively penalize poor CRA performance by financial institutions. The revised CRA regulations emphasize an assessment of actual performance rather than of the procedures followed by a bank, to evaluate compliance with the CRA. Overall CRA compliance continues to be rated across a four-point scale from "outstanding" to "substantial noncompliance," and continues to be a factor in review of applications to merge, establish new branches or form bank holding companies. In addition, any bank rated in "substantial noncompliance" with the revised CRA regulations may be subject to enforcement proceedings. Different evaluation methods are used depending on the asset size of the bank.

     The "lending, investments and service test method" is applicable to all banks with more than $250 million in assets which are not wholesale or limited purpose banks and do not elect to be evaluated by the "strategic plan assessment method" which is discussed below. Central to this method is the requirement that such banks collect and report to their primary federal banking regulators detailed information regarding home mortgage, small business and farm and community development loans which is then used to evaluate CRA compliance. At the bank's option, data regarding consumer loans and any other loan distribution it may choose to provide also may be collected and reported.

     Using such data, a bank will be evaluated regarding its (i) lending performance according to the geographic distribution of its loans, the characteristics of its borrowers, the number and complexity of its community development loans, the innovativeness or flexibility of its lending practices to meet low and moderate income credit needs and, at the bank's election, lending by affiliates or through consortia or third-parties in which the bank has an investment interest; (ii) investment performance by measure of the bank's "qualified investments," that is, the extent to which the bank's investments, deposits, membership shares in a credit union, or grants primarily to benefit low or moderate income individuals and small businesses and farms, address affordable housing or other needs not met by the private market, or assist any minority or women-owned depository institution by donating, selling on favorable terms or provisioning on a rent-free basis any branch of the bank located in a predominately minority neighborhood; and
(iii) service performance by evaluating the demographic distribution of the bank's branches and ATMs, its record of opening and closing them, the availability of alternative retail delivery systems (such as telephone banking, banking by mail or at work, and mobile facilities) in low and moderate income geographies and to low and moderate income individuals, and (given the characteristics of the bank's service area(s) and its capacity and constraints) the extent to which the bank provides "community development services" (services which primarily benefit low and moderate income individuals or small farms and businesses or address affordable housing needs not met by the private market) and their innovativeness and responsiveness.

     Any bank may request to be evaluated by the "strategic plan assessment method" by submitting a strategic plan for review and approval. Such a plan must involve public participation in its preparation, and contain measurable goals for meeting low and moderate income credit needs through lending, investments and provision of services. Such plans generally will be evaluated by measuring strategic plan goals against standards similar to those which will be applied in evaluating a bank according to the "lending, investments and service test method."

     The federal financial institution regulatory agencies issued a final rule effective as of January 1, 1996, to make certain technical corrections to the revised CRA regulations. Among other matters, the rule clarifies the transition from the former CRA regulations to the revised CRA regulations by confirming that when an institution either voluntarily or mandatorily becomes subject to the performance tests and standards of the revised regulations, the institution must comply with all of the requirements of the revised regulations and is no longer subject to the provisions of the former CRA regulations.

     INTER-CORPORATION BORROWINGS.

     Bank holding companies are also restricted as to the extent to which they and their subsidiaries can borrow or otherwise obtain credit from one another or engage in certain other transactions. The "covered transactions" that an insured depository institution and its subsidiaries are permitted to engage in with their nondepository affiliates are limited to the following amounts: (1) in the case of any one such affiliate, the aggregate amount of covered transactions of the insured depository institution and its subsidiaries cannot exceed 10% of the capital stock and the surplus of the insured depository institution; and (ii) in the case of all affiliates, the aggregate amount of covered transactions of the insured depository institution and its subsidiaries cannot exceed 20% of the capital stock and surplus of the insured depository institution. In addition, extensions of credit that constitute covered transactions must be collateralized in prescribed amounts.

     "Covered transactions" are defined by statute to include a loan or extension of credit to the affiliate, a purchase of securities issued by an affiliate, a purchase of assets from the affiliate (unless otherwise exempted by the Federal Reserve Board), the acceptance of securities issued by the affiliate as collateral for a loan and the issuance of a guarantee, acceptance, or letter of credit for the benefit of an affiliate. Further, a bank holding company and its subsidiaries are prohibited from engaging in certain tie-in arrangements in connection with any extension of credit, lease or sale of property or furnishing of services.

     IMPACT OF MONETARY POLICIES.

     Banking is a business which depends on interest rate differentials. In general, the difference between the interest paid by a bank on its deposits and other borrowings, and the interest rate earned by banks on loans, securities and other interest-earning assets comprises the major source of banks' earnings. Thus, the earnings and growth of banks are subject to the influence of economic conditions generally, both domestic and foreign, and also to the monetary and fiscal policies of the United States and its agencies, particularly the FRB. The FRB implements national monetary policy, such as seeking to curb inflation and combat recession, by its open-market dealings in United States government securities, by adjusting the required level of reserves for financial institutions subject to reserve requirements and through adjustments to the discount rate applicable to borrowings by banks which are members of the FRB. The actions of the FRB in these areas influence the growth of bank loans, investments and deposits and also affect interest rates. The nature and timing of any future changes in such policies and their impact on the Corporation cannot be predicted. In addition, adverse economic conditions could make a higher provision for loan losses a prudent course and could cause higher loan loss charge-offs, thus adversely affecting the Bank's net earnings.

COMPETITION

     The banking business is highly competitive. The Corporation's market area consists principally of Tippecanoe and White Counties in Indiana, although the Bank also competes with other financial institutions in those counties and in surrounding counties in Indiana in obtaining deposits and providing many types of financial services. The Corporation competes with larger regional banks for the business of companies located in the Corporation's market area.

     The Bank also competes with savings and loan associations, credit unions, production credit associations and federal land banks and with finance companies, personal loan companies, money market funds and other non-depository financial intermediaries. Many of these financial institutions have resources many times greater than those of the Bank. In addition, new financial intermediaries such as money-market mutual funds and large retailers are not subject to the same regulations and laws that govern the operation of traditional depository institutions.

     Recent changes in federal and state law have resulted in and are expected to continue to result in increased competition. The reductions in legal barriers to the acquisition of banks by out-of-state bank holding companies resulting from implementation of the Interstate Act and other recent and proposed changes are expected to continue to further stimulate competition in the markets in which the Bank operates, although it is not possible to predict the extent or timing of such increased competition.

     FORWARD-LOOKING STATEMENTS

     This Form 10 and future filings made by the Corporation with the Securities and Exchange Commission, as well as other filings, reports and press releases made or issued by the Corporation and the Bank, and oral statements made by executive officers of the Corporation and Bank, may include forward-looking statements relating to such matters as (a) assumptions concerning future economic and business conditions and their effect on the economy in general and on the markets in which the Corporation and the Bank do business, and (b) expectations for increased revenues and earnings for the Corporation and Bank through growth resulting from acquisitions, attraction of new deposit and loan customers and the introduction of new products and services. Such forward-looking statements are based on assumptions rather than historical or current facts and, therefore, are inherently uncertain and subject to risk.

     To comply with the terms of a "safe harbor" provided by the Private Securities Litigation Reform Act of 1995 that protects the making of such forward-looking statements from liability under certain circumstances, the Corporation notes that a variety of factors could cause the actual results or experience to differ materially from the anticipated results or other expectations described or implied by such forward-looking statements. The risks and uncertainties that may affect the operations, performance, development and results of the Corporation's and Bank's business include the following: (a) the risk of adverse changes in business conditions in the banking industry generally and in the specific markets in which the Bank operates; (b) changes in the legislative and regulatory environment that negatively impact the Corporation and Bank through increased operating expenses; (c) increased competition from other financial and non-financial institutions;
(d) the impact of technological advances; and (e) other risks detailed from time to time in the Corporation's filings with the Securities and Exchange Commission. The Corporation and Bank do not undertake any obligation to update or revise any forward-looking statements subsequent to the date on which they are made.

ITEM 2.  FINANCIAL INFORMATION

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS

     The following discussion and analysis is presented to facilitate the understanding of the Corporation's financial condition as of December 31, 1996 and 1995 and results of operations for each of the three years in the period ended December 31, 1996. The information should be used in conjunction with the accompanying consolidated financial statements and footnotes contained elsewhere in this document. Dollar amounts in tables are presented in thousands.

     INTRODUCTION AND OVERVIEW.

     The Corporation, through the Bank as its sole subsidiary, conducts business in thirteen offices located in Tippecanoe and White Counties, Indiana. The Bank is engaged in a variety of financial services, including accepting deposits; making commercial and consumer loans; originating mortgage loans; providing personal and corporate trust services; providing investment advisory and brokerage services; and providing auto, homeowners, and other insurance products.

     The two Indiana counties which the Corporation primarily serves, Tippecanoe and White, have benefited from increasingly strong economies over the past few years. Tippecanoe County has continued to be dependent upon Purdue University, one of the area's largest employers. In the past few years, however, the community has experienced growth in the industrial and retail sectors, which has led to additional job creation. Estimates indicate approximately 10,000 people commute daily to work from the surrounding seven contiguous counties. Tippecanoe County also posts one of the lowest unemployment rates in the state, which is another leading indicator of the prosperous economy. In fact, in each of the last five years, the unemployment rate in Tippecanoe County has been lower than both the state and national average.
The City of Lafayette earned the designation as an "All-America City" in 1995 by the National Civic League, and has also been recognized by Money Magazine as one of the best places to live in the United States. White County, unlike Tippecanoe County, relies heavily on the agricultural industry, as it is one of the largest producers of corn and soybeans in the state of Indiana.

     A healthy economy, such as these two counties are currently enjoying, invites certain challenges, especially that of competition. All financial institutions today are faced with the challenge of competing for customers' deposits. Brokerage houses offer a diverse number of non-traditional deposit products, the most common being mutual funds. Direct competition from banks, thrifts, and credit unions has increased dramatically over the years. Currently, there are approximately twenty different financial institutions in this market competing from the same customer base. Given these challenges, the Corporation has been able to not only maintain its current market share, but increase it in recent years.

     Prior to October 1, 1994, the Corporation was a multi-bank holding company with two wholly-owned subsidiary banks, Lafayette Bank and Trust Company and Bank of Reynolds. On October 1, 1994, Bank of Reynolds was merged into Lafayette Bank and Trust Company in order to increase operational efficiencies and reduce expenses of the Corporation.

     In an effort to be more competitive while attracting younger customers for future growth, the Corporation recently expanded its mortgage loan operations by establishing a secondary market mortgage loan department. The creation of this department has allowed the Corporation to offer VA, FHA, and other fixed rate and first-time home buyer loans. This department began operations in 1995 and was only operational the last five months of the year. Currently, the Corporation does not retain the servicing rights related to these sold loans, but it may begin retaining servicing rights for certain of these loans in the future.

     On December 6, 1995, the Corporation launched a new venture in opening a full-service supermarket banking facility. In response to meeting the convenience and needs of its customers, the branch is open seven days a week, with extended hours, and features a 24-hour automatic teller machine. The supermarket setting provides a unique environment for interacting with customers while they shop. The sales staff creates exciting on-going promotions while also spending time in the aisles visiting with customers. A second supermarket banking facility was opened on March 20, 1996.

     On September 6, 1996, the Bank acquired a branch from National City Bank, Indiana, located in Monticello, Indiana. The Bank received approximately $16,298,000 in cash at settlement, and in return acquired approximately $923,000 in tangible assets, assumed $18,114,000 of deposit liabilities, and acquired $893,000 of goodwill and core deposit intangible. The transaction was recorded using the purchase method of accounting. Intangible assets and core deposit intangibles are being amortized to expense on a straight-line basis over a 15 year time period.

     The Corporation does not have any pending mergers or acquisitions, but does plan to aggressively pursue any such opportunities, either branch locations or entire banks, as they may become available. Management anticipates additional acquisitions or mergers with like-minded community banks may occur in the future. The statements in this paragraph relating to potential mergers or acquisitions are forward-looking statements which may or may not be accurate due to the impossibility of predicting future events.

     As technology continues to make its impact in the world and effect the way we operate on a daily basis, both on a professional and personal level, the Corporation remains committed to meeting the challenges that require technology. In addition to providing its customers with access to the latest technological products, such as "Quick Connect", a 24-hour banking service, Loan by Phone, and a VISA debit card, the Bank is accessible via a home page on the Internet (http://www.lbtbank.com). Because changes and new developments in technology will continue well into the next century, management has entered into an agreement with a technology consulting firm. The primary objective of this engagement will be to provide general guidance to maximize efficiencies within the current systems, in addition to providing assistance in the development of a technology plan for the Corporation. Management believes the results will enable customers to be better served by increasing overall productivity, in addition to future cost savings for the Corporation.

     The Corporation is aware of the possible consequences the year 2000 may bring with regard to the computer systems utilized to conduct business on a daily basis. Management has conducted a preliminary review of its current systems, and although certain adjustments may be required, the costs associated in resolving this issue are not expected to have a material impact on the Corporation's earnings.

     FIVE YEAR SUMMARY OF CONSOLIDATED FINANCIAL STATEMENTS AND
     RELATED STATISTICS.
     (Dollar references in thousands except per share data)

     The following selected data has been taken from the Corporation's consolidated financial statements and should be read in conjunction with the consolidated financial statements and related notes included elsewhere. Reference should be made to Note 18 to the consolidated financial statements and "Management's Discussion and Analysis of Financial Condition and Results of Operations" for information regarding the 1996 branch acquisition which affects the comparability of data.

     OVERVIEW OF OPERATIONS.

     The major components of the Corporation's operating results for the past five years are summarized in Table 1 - Five Year
Financial Summary.
                    TABLE 1 - FIVE YEAR FINANCIAL SUMMARY

                                                                        FOR THE YEARS ENDED DECEMBER 31,
                                                     1996            1995            1994            1993            1992
                                                  ---------       ---------       ---------       ---------       ---------
              SUMMARY OF OPERATIONS
Interest income - tax equivalent (1)                $28,739         $26,267         $23,981         $23,352         $24,530
Interest expense                                     14,012          13,115          11,016          10,810          11,996
                                                  ---------       ---------       ---------       ---------       ---------
  Net interest income - tax equivalent (1)           14,727          13,152          12,965          12,542          12,534
Tax equivalent adjustment (1)                          (524)           (376)           (330)           (185)            (65)
                                                  ---------       ---------       ---------       ---------       ---------
  Net interest income                                14,203          12,776          12,635          12,357          12,469
Provision for loan losses                               240             180             600           1,136             905
                                                  ---------       ---------       ---------       ---------       ---------
  Net interest income after provision
    for loan losses                                  13,963          12,596          12,035          11,221          11,564

Noninterest income                                    3,422           2,790           2,580           3,893           2,813
Noninterest expenses                                 11,191          10,220           9,689          10,198           9,656
                                                  ---------       ---------       ---------       ---------       ---------
  Income before income taxes and cumulative
    effect of change in accounting principles         6,194           5,166           4,926           4,916           4,721
Income tax expense                                    2,103           1,791           1,693           1,736           1,228
                                                  ---------       ---------       ---------       ---------       ---------
  Income before cumulative effect of change in
    accounting principles                             4,091           3,375           3,233           3,180           3,493
Cumulative effect of change in accounting
  principles                                              -               -               -             (11)              -
                                                  ---------       ---------       ---------       ---------       ---------
NET INCOME                                           $4,091          $3,375          $3,233          $3,169          $3,493
                                                  =========       =========       =========       =========       =========


              PER SHARE DATA (2)
Income before cumulative effect of change in
  accounting principles                               $2.08           $1.72           $1.64           $1.62           $1.78
Net income                                             2.08            1.72            1.64            1.61            1.78
Cash dividends                                         0.50            0.40            0.36            0.34            0.35
Shareholders' equity, end of year                     17.63           16.22           14.39           13.60           12.33


       SELECTED ACTUAL YEAR-END BALANCES
Total assets                                       $414,391        $372,265        $360,221        $340,402        $316,899
Earning assets                                      378,345         333,153         323,904         316,505         287,189
Investment securities available-for-sale             88,206          90,881          41,339           3,823 (3)           -
Investment securities held-to-maturity                6,156           2,161          53,554          81,287          74,553
Loans held for sale                                   5,877           2,473               -               -               -
Loans                                               268,940         228,643         224,680         217,784         194,438
Allowance for loan losses                            (3,198)         (3,200)         (3,309)         (3,459)         (2,866)
Total deposits                                      341,550         308,652         296,763         285,363         268,491
Noninterest-bearing demand deposits                  43,579          43,950          37,875          34,251          29,730
Interest-bearing demand deposits                     47,945          46,940          49,081          50,039          44,691
Savings deposits                                     87,938          77,287          67,607          69,028          62,113
Time deposits                                       162,088         140,475         142,200         132,045         131,957
Long-term borrowings                                  9,265           8,905           9,738          10,351           1,479
Shareholders' equity                                 34,646          31,875          28,294          26,737          24,258


           SELECTED AVERAGE BALANCES
Total assets                                       $377,623        $351,782        $338,537        $320,913        $309,002
Earning assets                                      348,218         323,495         313,684         292,102         272,371
Securities                                           91,802          90,749          88,697          79,222          77,960
Loans held for sale                                   4,989           1,092               -               -               -
Loans                                               242,286         220,117         213,722         199,943         189,400
Allowance for loan losses                            (3,210)         (3,269)         (3,461)         (2,938)         (2,628)
Total deposits                                      313,621         293,916         282,746         274,084         271,674
Noninterest-bearing demand deposits                  35,655          35,822          33,622          30,015          34,782
Interest-bearing demand deposits                     45,086          45,614          46,757          43,274          39,399
Savings deposits                                     82,535          71,406          69,558          66,883          63,580
Time deposits                                       150,345         141,074         132,809         133,912         133,913
Long-term borrowings                                  8,458           9,216          10,289           7,667             670
Shareholders' equity                                 33,133          30,125          27,684          25,566          23,240


         RATIOS BASED ON AVERAGE BALANCES
Loans to deposits (4)                                 77.25%          74.89%          75.59%          72.95%          69.72%
Return on average assets                               1.08%           0.96%           0.95%           0.99%           1.13%
Return on average equity                              12.35%          11.20%          11.68%          12.40%          15.03%
Dividend payout ratio                                 24.18%          23.05%          21.81%          21.11%          19.50%
Leverage capital ratio                                 8.58%           8.77%           8.27%           8.01%           7.90%
Efficiency ratio (5)                                  61.66%          64.11%          62.33%          62.05%          62.92%

                     OTHER DATA
Number of employees (FTE)                               205             192             185             163             163
Average common shares outstanding                 1,965,179       1,965,320       1,965,360       1,966,352       1,967,633
Cash Dividends declared                                $989            $778            $705            $669            $681

(1) Net interest income has been presented on both a tax equivalent and non-tax equivalent basis. Tax equivalent basis was calculated using a 34% tax rate for all periods presented. The tax equivalent adjustment reverses the tax equivalent basis in order to present net interest income in accordance with generally accepted accounting principles (GAAP), as reflected in the consolidated financial statements.

(2) Per share data has been retroactively adjusted to give effect for stock dividends and splits.

(3) Prior to the adoption of SFAS 115, two securities were classified as held-for-sale and carried at the lower of amortized cost or estimated fair value determined on an aggregate basis.

(4) The loan to deposit ratio calculation excludes loans held for sale.

(5) The efficiency ratio is calculated by dividing noninterest expense by the sum of net interest income, on a fully tax equivalent basis, and noninterest income.

     The Corporation earned $4,091,000, or $2.08 per share, for 1996, compared to $3,375,000, or $1.72 per share, for 1995. The
21.2% increase in earnings in 1996 over the prior year period reported in 1995 is largely a result of an increase in net interest income. The first full year of operation of the secondary market mortgage department along with the decrease of the federal deposit insurance requirement were additional factors in the earnings increase. Partially offsetting the improvement in earnings were increases in the required level of loan loss provision and in salaries and employee benefits, primarily as a result of the two supermarket banking facilities opened, in addition to the added personnel in the branch acquisition mentioned previously.

     Earnings in 1995 were 4.4% higher than the $3,233,000, or $1.64 per share recorded in 1994. The Corporation experienced an increase in its cost of funds during 1995 which resulted in only a slight increase in net interest income. Earnings were enhanced through a decline in both the required level of the loan loss provision and deposit insurance. The secondary market mortgage department became operational and contributed slightly to earnings during the latter half of the year. These increases to net earnings were largely offset by start-up costs in the secondary market mortgage department and the first supermarket banking facility. Salaries and employee benefits were largely affected by these two new ventures as a result of meeting the proper staffing and training needs. Other real estate owned (OREO) expense declined during the year as a result of OREO sales.

     NET INTEREST INCOME.

     Net interest income is the most significant component of the Corporation's earnings. Net interest income is the difference between interest and fees realized on earning assets, primarily loans and securities, and interest paid on deposits and other borrowed funds. The net interest margin is this difference expressed as a percentage of average earning assets. Net interest income is determined by several factors, including the volume of earning assets and liabilities, the mix of earning assets and liabilities and interest rates. Although there are a certain number of these factors which can be controlled by management policies and actions, certain other factors, such as the general level of credit demand, Federal Reserve Board monetary policy, and changes in tax law are beyond the control of management. Tables 1 through 4 are an integral part in analyzing the components of net interest income and the changes which have occurred between the time periods presented. Table 1 - Five Year Financial Summary shows the Corporation's net interest income from 1992 through 1996. Table 2 - Average Balance Sheets and Interest Rates represent the major components of interest earning assets and interest-bearing liabilities. For analytical purposes, interest income presented in the table has been adjusted to a tax equivalent basis assuming a 34% tax rate for all years. The tax equivalent adjustment recognizes the income tax savings when comparing taxable and tax-exempt assets.
          TABLE 2 - AVERAGE BALANCE SHEETS AND INTEREST RATES

                                                                              YEARS ENDED DECEMBER 31,
                                                                 1996                                        1995
                                                ------------------------------------        -------------------------------------
                                                AVERAGE                      AVERAGE        AVERAGE                       AVERAGE
                    ASSETS                      BALANCE        INTEREST       RATE          BALANCE        INTEREST        RATE
                                                -------        --------      -------        -------        --------       -------
INTEREST EARNING ASSETS
  Securities
    Taxable                                     $71,716         $4,219        5.88%         $76,082         $4,538         5.96%
    Tax-exempt (1)                               20,805          1,424        6.84%          15,471          1,038         6.71%
    Unrealized loss on A.F.S.                      (719)             -                         (804)             -
                                               --------       --------        ----         --------       --------         ----
      Total securities                           91,802          5,643        6.15%          90,749          5,576         6.14%
  Loans (2)
    Commercial and agricultural (1)              89,545          8,493        9.48%          76,175          7,341         9.64%
    Real estate                                 102,257          8,772        8.58%          89,238          7,501         8.41%
    Installment and other consumer               54,870          5,281        9.62%          55,525          5,133         9.24%
    Other                                           603             32        5.31%             271             18         6.64%
                                               --------       --------        ----         --------       --------         ----
      Total loans                               247,275         22,578        9.13%         221,209         19,993         9.04%

  Federal Home Loan Bank stock                    1,106             87        7.87%           1,055             83         7.87%
  Federal funds sold                              8,035            431        5.36%          10,482            615         5.87%
                                               --------       --------        ----         --------       --------         ----
  TOTAL EARNING ASSETS                          348,218        $28,739        8.25%         323,495        $26,267         8.12%
                                                              ========        ====                        ========         ====

NONINTEREST EARNING ASSETS
  Allowance for loan losses                      (3,210)                                     (3,269)
  Premises and equipment                          5,752                                       5,325
  Cash and due from banks                        14,785                                      14,515
  Accrued interest and other assets              12,078                                      11,716
                                               --------                                    --------
  TOTAL ASSETS                                 $377,623                                    $351,782
                                               ========                                    ========

LIABILITIES AND SHAREHOLDERS' EQUITY
INTEREST-BEARING LIABILITIES
  Deposits
    Interest-bearing demand deposits            $45,086           $831        1.84%         $45,614           $863         1.89%
    Savings deposits                             82,535          3,134        3.80%          71,406          2,664         3.73%
    Time deposits                               150,345          8,743        5.82%         141,074          8,271         5.86%
                                               --------       --------        ----         --------       --------         ----
      Total interest-bearing deposits           277,966         12,708        4.57%         258,094         11,798         4.57%
  Borrowed funds
    Short-term borrowings                        15,430            781        5.06%          14,315            744         5.20%
    Long-term debt                                8,458            523        6.18%           9,216            573         6.22%
                                               --------       --------        ----         --------       --------         ----
      Total borrowed funds                       23,888          1,304        5.46%          23,531          1,317         5.60%
                                               --------       --------        ----         --------       --------         ----
  TOTAL INTEREST-BEARING LIABILITIES            301,854        $14,012        4.64%         281,625        $13,115         4.66%
                                                              ========        ====                        ========         ====


NONINTEREST-BEARING LIABILITIES
  Noninterest-bearing demand deposits            35,655                                      35,822
  Accrued interest and other liabilities          6,981                                       4,210
  Shareholders' equity                           33,133                                      30,125
                                               --------                                    --------
  TOTAL LIABILITIES AND
    SHAREHOLDERS' EQUITY                       $377,623                                    $351,782
                                               ========                                    ========



  NET INTEREST INCOME AND
    INTEREST RATE SPREAD                                       $14,727        3.61%                        $13,152         3.46%
                                                              ========        ====                        ========         ====
  NET INTEREST MARGIN                                                         4.23%                                        4.07%
                                                                              ====                                         ====


                                                        YEARS ENDED DECEMBER 31,
                                                                 1994
                                                ---------------------------------------
                                                AVERAGE                         AVERAGE
                                                BALANCE        INTEREST          RATE
                                                -------        --------         -------
                    ASSETS
INTEREST EARNING ASSETS
  Securities
    Taxable                                     $75,609         $4,360           5.77%
    Tax-exempt (1)                               13,757            844           6.14%
    Unrealized loss on A.F.S.                      (669)             -
                                               --------       --------           ----
      Total securities                           88,697          5,204           5.87%
  Loans (2)
    Commercial and agricultural (1)              74,708          6,585           8.81%
    Real estate                                  82,078          6,797           8.28%
    Installment and other consumer               54,303          4,797           8.83%
    Other                                         2,633            117           4.44%
                                               --------       --------           ----
      Total loans                               213,722         18,296           8.56%

  Federal Home Loan Bank stock                    1,042             62           5.95%
  Federal funds sold                             10,223            419           4.10%
                                               --------       --------           ----
  TOTAL EARNING ASSETS                          313,684        $23,981           7.64%
                                                              ========           ====

NONINTEREST EARNING ASSETS
  Allowance for loan losses                      (3,461)
  Premises and equipment                          5,557
  Cash and due from banks                        14,857
  Accrued interest and other assets               7,900
                                               --------
  TOTAL ASSETS                                 $338,537
                                               ========

LIABILITIES AND SHAREHOLDERS' EQUITY
INTEREST-BEARING LIABILITIES
  Deposits
    Interest-bearing demand deposits            $46,757           $873           1.87%
    Savings deposits                             69,558          2,115           3.04%
    Time deposits                               132,809          6,839           5.15%
                                               --------       --------           ----
      Total interest-bearing deposits           249,124          9,827           3.94%
  Borrowed funds
    Short-term borrowings                        14,490            572           3.95%
    Long-term debt                               10,289            617           6.00%
                                               --------       --------           ----
      Total borrowed funds                       24,779          1,189           4.80%
                                               --------       --------           ----
  TOTAL INTEREST-BEARING LIABILITIES            273,903        $11,016           4.02%
                                                              ========           ====


NONINTEREST-BEARING LIABILITIES
  Noninterest-bearing demand deposits            33,622
  Accrued interest and other liabilities          3,328
  Shareholders' equity                           27,684
                                               --------
  TOTAL LIABILITIES AND
    SHAREHOLDERS' EQUITY                       $338,537
                                               ========



  NET INTEREST INCOME AND
    INTEREST RATE SPREAD                                       $12,965           3.62%
                                                              ========           ====
  NET INTEREST MARGIN                                                            4.13%
                                                                                 ====

(1) Interest income on tax-exempt securities and loans has been adjusted to a tax equivalent basis using a marginal federal income tax rate of 34% for all years. Tax equivalent security adjustments were $484 for 1996, $353 for 1995, and $287 for 1994. Tax equivalent loan adjustments were $40 for 1996, $23 for 1995, and $43 for 1994.

(2) Nonaccrual loans are included in average loan balances and loan fees are included in interest income. Loan fees were $928 for 1996, $703 for 1995, and $774 for 1994.

     Table 3 - Net Interest Earning Assets illustrates net interest earning assets and liabilities for 1996, 1995 and 1994.


                 TABLE 3 - NET INTEREST EARNING ASSETS


                                          1996            1995            1994
                                        --------        --------        --------
Average interest earning assets.......  $348,218        $323,495        $313,684
Average interest bearing liabilities..   301,854         281,625         273,903
                                        --------        --------        --------
     Net interest earning assets         $46,364         $41,870         $39,781
                                        ========        ========        ========



     Table 4- Volume and Rate Analysis depicts the dollar effect of volume and rate changes from 1994 through 1996. Variances which were not specifically attributable to volume or rate were allocated proportionately between rate and volume using the absolute values of each for a basis for the allocation. Nonaccruing loans were included in the average loan balances used in determining the yields.

     Interest income on tax-exempt securities and loans has been adjusted to a tax equivalent basis using a marginal federal income tax rate of 34%. Loan interest income includes loan fees of $928,000, $703,000, and $774,000 for 1996, 1995, and 1994.


                         TABLE 4 - VOLUME/RATE ANALYSIS

                                           1996 change from 1995 due to                      1995 change from 1994 due to
                                     Volume           Rate             Total           Volume           Rate            Total
                                     ------           ----             -----           ------           ----            -----
INTEREST INCOME
---------------
  Loans                              $2,378           $207            $2,585            $655           $1,041          $1,696
  Securities
    Taxable                            (258)           (61)             (319)             27              151             178
    Tax-exempt                          365             21               386             111               83             194
  Federal Home Loan Bank stock            4              0                 4               1               20              21
  Federal funds sold                   (135)           (49)             (184)             11              185             196
                                     ------           ----            ------            ----           ------          ------
      TOTAL INTEREST INCOME           2,354            118             2,472             805            1,480           2,285

INTEREST EXPENSE
----------------
  Interest-bearing demand deposits      (10)           (22)              (32)            (22)              12             (10)
  Savings deposits                      422             48               470              58              491             549
  Time deposits                         540            (68)              472             444              988           1,432
  Short-term borrowings                  57            (20)               37              (7)             179             172
  Long-term debt                        (47)            (3)              (50)            (66)              22             (44)
                                     ------           ----            ------            ----           ------          ------
      TOTAL INTEREST EXPENSE            962            (65)              897             407            1,692           2,099
                                     ------           ----            ------            ----           ------          ------

      NET INTEREST INCOME            $1,392           $183            $1,575            $398            ($212)           $186
                                     ======           ====            ======            ====           ======          ======


     Net interest income for 1996 on a tax equivalent basis was 11.98% higher than that for 1995, while the net interest margin for 1996 was 4.23% compared to 4.07% for 1995. Tax equivalent net interest income for 1995 was 9.53% higher versus that for 1994, while the net interest margin decreased to 4.07% from 4.13% in 1994.

     The increase in net interest income during 1996 was predominantly a result of increases in earning asset volume. The loan growth experienced in 1996 was due to a concentrated effort in changing the mix of the Corporation's earning assets in order to enhance overall earnings. This increase in interest income was partially offset by volume increases in interest-bearing liabilities. The earning asset yield increased to 8.25% in 1996, compared to 8.12% in the previous year, predominately through the loan portfolio, where the increase in loan volume as a percent of earning assets provided a higher yield relative to the yield on other earning assets. The average yield on loans increased to 9.13% in 1996 compared to the 1995 yield of 9.04%. Although there was a slight increase in the investment securities average balance, the average yield remained virtually unchanged at 6.15% and 6.14% in 1996 and 1995, respectively. Total interest-bearing liabilities increased during 1996 primarily as a result of the deposits acquired in the Monticello branch transaction which occurred in September. The deposit growth combined with slightly lower interest rates paid resulted in a 4.64% total interest-bearing rate for 1996, compared to the 4.66% rate in 1995.

     Net interest income in 1995 increased only slightly compared to 1994 due to a combination of net changes in rate and volume in earning assets and interest-bearing liabilities. The earning asset yield increased to 8.12% in 1995 compared to the 7.64% yield in 1994, as a result of the slight increases in the loan and security average balances, but predominately due to the rise in general interest rates. Like earning assets, interest-bearing liabilities showed little growth in average balances, but the interest rates paid on deposits and other borrowed funds increased significantly during the year, increasing the rate on total interest-bearing liabilities to 4.66% in 1995 compared to the 1994 rate of 4.02%.

     PROVISION FOR LOAN LOSSES AND ASSET QUALITY.

     The provision for loan losses represents charges made to earnings to maintain an adequate allowance for loan losses. The allowance is maintained at an amount believed by management to be sufficient to absorb losses inherent in the credit portfolio. Factors considered in establishing an appropriate allowance include: a careful assessment of the financial condition of the borrower; a realistic determination for the value and adequacy of underlying collateral; the condition of the local economy and the condition of the specific industry of the borrower; a comprehensive analysis of the levels and trends of loan categories; and a review of delinquent and classified loans.

     The Corporation maintains a comprehensive loan review program to evaluate loan administration, credit quality, and loan documentation. This program also includes a regular review of problem loan ("watch") reports, delinquencies, and charge-offs.
The adequacy of the allowance for loan losses is evaluated on a quarterly basis. This evaluation focuses on specific loan reviews, changes in the type and volume of the loan portfolio given the current and forecasted economic conditions, and historical loss experience. Any one of the following conditions may necessitate a review of a specific loan: a question of whether the customer's cash flow or net worth may not be sufficient to repay the loan;
the loan has been criticized in a regulatory examination; the accrual of interest has been suspended; serious delinquency; or other reasons where either the ultimate collectibility of the loan is in question or the loan has other special or unusual characteristics which require special monitoring.

     Activity in the allowance for loan losses is reflected in Table 5 - Analysis of Allowance for Loan Losses. The recorded values of loans and leases actually removed from the consolidated balance sheets are referred to as charge-offs and, after netting out recoveries on previously charged-off assets, become net charge-offs. The Corporation's policy is to charge-off loans, when, in management's opinion, the loan is deemed uncollectible, although concerted efforts are made to maximize recovery.

                TABLE 5 - ANALYSIS OF ALLOWANCE FOR LOAN LOSSES


                                 1996            1995            1994            1993            1992
                                ------          ------          ------          ------          ------
BALANCE AT BEGINNING OF YEAR    $3,200          $3,309          $3,459          $2,866          $2,709

LOANS CHARGED-OFF
-----------------
  Commercial and agricultural     (202)           (294)           (796)           (389)           (685)
  Real estate                        0               0               0             (32)              0
  Installment                     (343)           (262)           (172)           (326)           (267)
                                ------          ------          ------          ------          ------
       TOTAL CHARGE-OFFS          (545)           (556)           (968)           (747)           (952)
                                ------          ------          ------          ------          ------

CHARGE-OFFS RECOVERED
---------------------
  Commercial and agricultural      250             190             179              84             146
  Real estate                        0               0               0              55               0
  Installment                       53              77              39              65              58
                                ------          ------          ------          ------          ------
       TOTAL RECOVERIES            303             267             218             204             204
                                ------          ------          ------          ------          ------

Net loans charged-off             (242)           (289)           (750)           (543)           (748)
Current year provision             240             180             600           1,136             905
                                ------          ------          ------          ------          ------

BALANCE AT END OF YEAR          $3,198          $3,200          $3,309          $3,459          $2,866
                                ======          ======          ======          ======          ======

Loans at year end, excluding
  loans held for sale         $268,940        $228,643        $224,680        $217,784        $194,438

Ratio of allowance to loans
  at year end                     1.19%           1.40%           1.47%           1.59%           1.47%

Average loans                 $247,275        $221,209        $213,722        $199,943        $189,400

Ratio of net loans charged-off
  to average loans               -0.10%          -0.13%          -0.35%          -0.27%          -0.39%




                                        ALLOCATION OF ALLOWANCE FOR LOAN LOSSES AT DECEMBER 31,
                                 1996            1995            1994            1993            1992
                                ------          ------          ------          ------          ------
Commercial and agricultural     $1,245            $942          $1,106          $1,667          $1,611
Real Estate                         50              50              50              20              20
Installment                        550             550             550             290             235
Unallocated                      1,353           1,658           1,603           1,482           1,000
                                ------          ------          ------          ------          ------
       Total                    $3,198          $3,200          $3,309          $3,459          $2,866
                                ======          ======          ======          ======          ======



                                            COMPOSITION OF LOAN PORTFOLIO BY TYPE AT DECEMBER 31,

                                    1996            1995            1994            1993            1992
                                   ----------------------------------------------------------------------
Commercial and agricultural        40.33%          37.52%          35.91%          38.01%          37.47%
Real estate - mortgage             38.87%          38.33%          34.57%          33.63%          34.73%
Installment                        20.42%          24.15%          25.52%          23.86%          23.17%
Other                               0.37%           0.00%           4.00%           4.49%           4.62%
                                   ------          ------          ------          ------          ------
  Total                            100.0%          100.0%          100.0%          100.0%          100.0%
                                   ======          ======          ======          ======          ======

     Nonperforming assets and relative percentages to loan balances are presented in Table 6 - Nonperforming Assets. The level of nonperforming loans and leases is an important element in assessing asset quality and the relevant risk in the credit portfolio. Nonperforming loans include nonaccrual loans, restructured loans, and loans delinquent 90 days or more. Loans are classified as nonaccrual when management believes that collection of interest is doubtful, typically when payments are past due over 90 days, unless well secured and in the process of collection. Another element associated with asset quality is other real estate owned (OREO), which represents properties acquired by the Corporation through loan defaults by customers.


                         TABLE 6 - NONPERFORMING ASSETS

                                                                   As of December 31,
                                       ----------------------------------------------------------------------
                                        1996            1995            1994            1993            1992
PRINCIPAL BALANCE                       ----            ----            ----            ----            ----
-----------------
  Nonaccrual                             $178            $381            $474          $1,179          $1,583
  Restructured                            482             661             761             964           1,152
  90 days or more past due                735             796             228             843             703
                                       ------          ------          ------          ------          ------
       TOTAL NONPERFORMING LOANS       $1,395          $1,838          $1,463          $2,986          $3,438
                                       ======          ======          ======          ======          ======
Nonperf. as a percent of loans           0.52%           0.80%           0.65%           1.37%           1.77%

Other real estate owned                  $116            $436          $1,092          $1,205          $3,753

OREO as a percent of loans               0.04%           0.19%           0.49%           0.55%           1.93%

Allowance as a percent of
  nonperforming loans                  229.25%         174.10%         226.18%         115.84%          83.36%



For the year ended
  December 31:
   Interest income under
     original terms                       $74            $113             $95             $79            $114
   Interest income which
     was recorded                          56              50              51              46              85

     The consolidated provision for loan losses was $240,000 for 1996, $180,000 for 1995, and $600,000 for 1994. During that time period, asset quality continued to improve as indicated by the downward trend in net charge-offs and nonperforming loans. This downward trend can be specifically attributed to the improvement in the agricultural economy. The allowance as a percent of loans has declined during the past five years due to the improvement in nonperforming loans and net charge-off levels.

     The $420,000 decrease in the provision for 1995 was a combination of lower net agricultural charge-offs experienced during the year along with the upturn in the local economy. The amount of the future year's provision for loan losses will be subject to adjustment based on the future evaluations of the loan loss reserve adequacy.

     Total nonperforming loans and nonperforming loans as a percent of loans have been in a declining trend over the past five years, causing significant increases in the allowance as a percent of nonperforming loans. During this period, nonaccrual and restructured loan balances declined. The majority of these nonaccrual and restructured loans were commercial and agricultural loans. Many of the restructured loans are agricultural-related and were restructured prior to 1992 due to the deteriorating conditions in the farm economy. Low unemployment, an upturn in the local economy, and increased strength in farm prices were all important factors in the increased asset quality.

     Statements of Financial Accounting Standard No. 114 and 118, "Accounting by Creditors for Impairment of a Loan," became effective January 1, 1995. These statements changed the way loan loss allowance estimates were to be made for problem loans. In general, when it is determined that all principal and interest due under the contractual terms of a loan are not fully collectible, management must value the loan using discounted future expected cash flows.

     Management believes three credits totaling approximately $178,000 as of December 31, 1996 met the impaired loan criteria.
A specific reserve allocation was made in the allowance for loan losses for the excess of the loan balance over the estimated future cash flows. Application of this statement has not had a material effect on the Corporation's financial statements.

     The significant decrease in other real estate owned was primarily the result of the sale of two large land tracts of a foreclosed residential subdivision, and the sale of a foreclosed shopping center. All other real estate owned is carried by the Corporation at the lower of cost or fair value.

     Management believes loans classified for regulatory purposes as loss, doubtful, substandard, or special mention that are not included in nonperforming or impaired loans do not represent or result from trends or uncertainties which will have a material impact on future operating results, liquidity, or capital resources.

     In addition to loans classified for regulatory purposes, management also designates certain loans for internal monitoring purposes in a watch category. Loans may be placed on management's watch list as a result of delinquent status, concern about the borrower's financial condition or the value of the collateral securing the loan, substandard classification during regulatory examinations, or simply as a result of management's desire to monitor more closely a borrower's financial condition and performance. Watch category loans may include loans with loss potential that are still performing and accruing interest and may be current under the terms of the loan agreement; however, management may have a significant degree of concern about the borrowers' ability to continue to perform according to the terms of the loan. Loss exposure on these loans is typically evaluated based primarily upon the estimated liquidation value of the collateral securing the loan. Also, watch category loans may include credits which, although adequately secured and performing, reflect a past delinquency problem or unfavorable financial trends exhibited by the borrower.

     All watch list loans are subject to additional scrutiny and monitoring. The Corporation's philosophy encourages loan officers to identify borrowers that should be monitored in this fashion and believe this process ultimately results in the identification of problem loans in a more timely fashion.

     At December 31, 1996, the Corporation had a total of $1,896,000 of loans on its watch list which were not included in impaired or nonperforming loans.

     NONINTEREST INCOME AND EXPENSE.

     A listing of noninterest income and expense from 1994 through 1996 and percentage changes between years is included in Table 7 - Noninterest Income and Expense.


                     TABLE 7 - NONINTEREST INCOME & EXPENSE


                                                       % CHANGE                          % CHANGE
                                        1996           FROM '95         1995             FROM '94         1994
                                        ----           --------         ----             --------         ----
NONINTEREST INCOME
Income from fiduciary activities         $812            2.40%           $793              4.07%           $762
Service charges on deposit accounts     1,116           11.94%            997              1.22%            985
Other operating income                  1,013           19.04%            851             12.72%            755
                                       ------          ------          ------            ------          ------
                                        2,941           11.36%          2,641              5.56%          2,502

Net gain on loan sales                    398          192.65%            136              N/A                -
Net realized gain on securities            83          538.46%             13            -83.33%             78
                                       ------          ------          ------            ------          ------
       TOTAL NONINTEREST INCOME        $3,422           22.65%         $2,790              8.14%         $2,580
                                       ======          ======          ======            ======          ======


                                                       % CHANGE                          % CHANGE
                                        1996           FROM '95         1995             FROM '94         1994
                                        ----           --------         ----             --------         ----
NONINTEREST EXPENSE
Salaries and employee benefits         $6,331           13.28%         $5,589             10.11%         $5,076
Occupancy expenses, net                   834           19.48%            698              3.25%            676
Equipment expenses                      1,009           -1.46%          1,024              2.30%          1,001
Deposit insurance                          45          -86.80%            341            -46.64%            639
Other operating expenses                2,972           15.73%          2,568             11.80%          2,297
                                      -------          ------         -------            ------          ------
       TOTAL NONINTEREST EXPENSE      $11,191            9.50%        $10,220              5.48%         $9,689
                                      =======          ======         =======            ======          ======


     Noninterest income increased 22.65% to $3,422,000 in 1996 compared to $2,790,000 in 1995. The primary source of noninterest income was income from fiduciary activities, service charges on deposit accounts, and net gains on loan sales from the secondary market mortgage department.

     Service charges on deposit accounts grew 11.94% as a result of the new accounts and increased number of fee-generating transactions originated from the two supermarket banking facilities and, to a lesser extent, the additional depositors gained in the Monticello branch transaction. Other income increased 19.04% during 1996 due to more fees generated at automatic teller machines ("ATM"), an increase in the fees associated with the Investment Center, the Corporation's full service brokerage operation, and as a result of a $96,000 gain recorded on the sale of a branch facility.

     As noted previously, 1996 was the first full year of operation for the secondary market mortgage department. The income generated from the origination and sale of mortgage loans is extremely dependent upon the current interest rate environment as well as customer demand. The Corporation has been developing relationships with builders and real estate agents, and management expects this area of activity to be a continued source of significant income. The statements in this paragraph relating to the secondary market mortgage department and its operations are forward-looking statements which may or may not be accurate due to the impossibility of predicting future economic and business events.

     Noninterest income increased 8.14% in 1995 compared to 1994. Service charges on deposit accounts increased 1.22%, mainly because of an increase in the fee schedule, effective in March, 1995.
Other income increased 12.72% during the year. This increase was a combination of a reduction in Investment Center income, along with the net increase associated with the first full year of life insurance earnings on life insurance purchased by the Bank in October, 1994, on behalf of the directors. These life insurance policies were used in conjunction with a deferred compensation plan established at the same time in 1994. Additional details regarding the director's deferred compensation plan is disclosed in Item 6 and in Note 9 to the consolidated financial statements.

     Total noninterest expense increased 9.50% to $11,191,000 in 1996 compared to $10,220,000 in 1995. As a percentage of average total assets, total noninterest expense was 2.96% in 1996 compared to 2.91% in 1995. Salaries and employee benefits increased 13.28% during 1996 and represent the largest component of noninterest expense. Aside from annual salary adjustments, this increase can be attributed to additional personnel required to operate the second supermarket banking facility opened during the year in addition to the added personnel obtained as a result of the Monticello branch acquisition. Commissions paid to mortgage loan originators are also included in this expense category and were significantly more in 1996 as a result of its being the department's first full year of operation. The Corporation also experienced notably higher employee group insurance costs, primarily due to an increase in the number of claims submitted during the year.

     Occupancy expense increased 19.48% during 1996, again as a result of the first full year of operation of the secondary market mortgage department, the first full year of the two supermarket banking facilities, and the acquisition of the Monticello branch.

     Equipment expense experienced a 1.46% decrease in 1996 when compared to the prior year. During the year, a large number of equipment items became fully-depreciated, thus, reducing depreciation expense. Although a decrease in depreciation expense often accompanies an increase in maintenance costs, there was a larger decline in depreciation expense than increased maintenance costs for the year.

     The 86.80% decline in the FDIC deposit insurance for 1996 was a direct result of the BIF reaching its congressionally mandated capitalization level of 1.25% of insured deposits during 1995. As a result of the BIF reaching its capitalization goal, subsequent ongoing deposit insurance premiums were greatly reduced. During the third quarter of 1996, the FDIC instituted a one-time special assessment against all deposits insured by the SAIF. A small portion of the Corporation's deposits are insured under SAIF as a result of two branches acquired from the Resolution Trust Corporation in December, 1990. The Corporation, therefore, was subject to approximately $31,000 in this special assessment. Given the current level of deposits, premiums are not expected to significantly increase in the future. The statements in this paragraph are forward-looking which may or may not be accurate due to the impossibility of predicting future congressional or regulatory actions or the future capitalization levels of the insurance funds.

     Other noninterest expense increased 15.73% in 1996, primarily as a result of increased overhead items associated with the two supermarket banking facilities, the Monticello branch acquisition, and the full year effect of the secondary market mortgage department. Furthermore, there was a significant increase in contributions arising from the donation of a former drive-up banking facility to the City of Monticello. The Corporation also engaged a consulting firm to assist with employment searches which caused professional fees to increase during the year.

     Noninterest expense increased 5.48% in 1995 compared to 1994. The 10.11% increase in salaries and employee benefits during 1995 can be attributed to annual salary adjustments and to the staffing of the first supermarket banking facility and the secondary market mortgage department. Health insurance costs also increased approximately 15.0% during this period. As noted earlier, the BIF reached its required capitalization goal during 1995. Refunds, therefore, were calculated based on the second and third assessments paid in 1995, and the Corporation received a refund of approximately $182,000, which significantly reduced the FDIC insurance expense.

     The 11.80% change from 1995 to 1994 in other noninterest expense relates to other real estate activity in 1994. Net income or loss on other real estate owned activity is a component of total noninterest expense. During 1994, the Corporation recorded a $180,000 gain on the sale of an OREO parcel which, in turn, substantially reduced the expenses for that year. Had that particular transaction not occurred, the change in other noninterest expense would have been 3.67%. The majority of that 3.67% increase related to additional advertising during that time period.

     INCOME TAXES.

     The Corporation records a provision for income taxes currently payable, along with a provision for those taxes payable in the future. Such deferred taxes arise from differences in timing of certain items for financial statement reporting rather than income tax reporting. The major difference between the effective tax rate applied to the Corporation's financial statement income and the federal statutory rate of 34% is interest on tax-exempt securities and loans.

     At December 31, 1996, the Corporation had regular tax and alternative minimum tax net operating loss carryforwards of $160,000 and $127,000, respectively, resulting from the Corporation's acquisition of the Bank of Reynolds in June, 1988. Utilization of these tax carryforwards are limited to $83,000 annually and expire in the year 2002.

     The Corporation's effective tax rate was 33.95%, 34.67%, and 34.37% in 1996, 1995, and 1994, respectively. Further tax information regarding the Corporation can be found in Note 1 and
Note 12 to the consolidated financial statements.

     FINANCIAL CONDITION.

     SECURITIES.

     On January 1, 1994, the Corporation adopted Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities," and accordingly classified certain of its securities as available-for-sale. This reclassification increased equity $145,000 on January 1, 1994, the after-tax effect of the adjustment from amortized cost to fair value.

     Securities held-to-maturity are those which the Corporation has both the positive intent and ability to hold to maturity, and are reported at amortized cost. Securities available-for-sale are those which the Corporation may decide to sell if needed for liquidity, asset/liability management, or other reasons. Securities available-for-sale are reported at fair value, with unrealized gains and losses included as a separate component of equity, net of tax. The Corporation does not maintain any securities for trading purposes.

     Table 8 - Securities and Securities Maturity Schedule summarizes the carrying value of securities from 1994 through 1996 and the maturity distribution at December 31, 1996, by classification. Interest on tax-exempt securities has been adjusted to a tax equivalent basis using a marginal federal tax rate of 34% for all years.



                              TABLE 8 - SECURITIES

                                                           AT DECEMBER 31,
                                              ---------------------------------------
                                                1996            1995            1994
                                              ---------------------------------------
SECURITIES AVAILABLE-FOR-SALE
-----------------------------
  U.S. Government & Agencies                  $35,938         $40,613         $22,074
  States and political subdivisions            17,480          18,948               -
  Corporate obligations                         1,301           4,143           2,002
  Mortgage-backed and asset-backed             33,487          27,177          17,263
                                              -------         -------         -------

       TOTAL SECURITIES AVAILABLE-FOR-SALE    $88,206         $90,881         $41,339

SECURITIES HELD-TO-MATURITY
---------------------------
  U.S. Government & Agencies                  $     -         $     -         $15,705
  States and political subdivisions             6,156           2,161          15,635
  Corporate obligations                             -               -           4,261
  Mortgage-backed and asset-backed                  -               -          17,953
                                              -------         -------         -------

       TOTAL SECURITIES HELD-TO-MATURITY      $ 6,156         $ 2,161         $53,554

                                              -------         -------         -------
            TOTAL SECURITIES                  $94,362         $93,042         $94,893
                                              =======         =======         =======

                                                                     SECURITIES MATURITY SCHEDULE

                                       1 Year and Less           1 to 5 Years           5 to 10 Years          Over 10 Years
                                       ----------------------------------------------------------------------------------------
                                                 Average                 Average                 Average                Average
                                       Balance    Rate         Balance    Rate         Balance    Rate        Balance    Rate
                                       ----------------------------------------------------------------------------------------
AVAILABLE-FOR-SALE
------------------
  U.S. Treasury                        $1,005     6.75%        $ 8,030    6.11%        $     0                $     0
  Federal agencies                      5,005     5.53          16,459    6.14           5,439    6.46%             -
  State and municipal (1)               2,249     7.16           4,989    7.57           7,374    7.98          2,868    9.80%
  Corporate obligations                     -                    1,301    8.00               -                      -
  Mortgage-backed and asset-backed          -                   11,739    6.74           3,842    6.48         17,906    6.50

                                       ------                  -------                 -------                -------
       TOTAL AVAILABLE-FOR-SALE        $8,259                  $42,518                 $16,655                $20,774
                                       ======                  =======                 =======                =======

HELD-TO-MATURITY
----------------
  State and municipal (1)              $1,905     6.44%          1,340    6.91%        $ 1,691    7.73%       $ 1,220    8.73%

                                       ------                  -------                 -------                -------
       TOTAL HELD-TO-MATURITY          $1,905                  $ 1,340                 $ 1,691                $ 1,220
                                       ======                  =======                 =======                =======

(1) Average rates were calculated on a tax equivalent basis using a marginal federal income tax rate of 34%.

     The majority of the securities portfolio is composed of U. S. Treasury securities, Federal agency securities, state municipal securities (tax exempt), and mortgage-backed and asset-backed securities.

     The securities portfolio carries varying degrees of risk. Investments in U. S. Treasury and Federal agency securities have little or no credit risk. Mortgage-backed and asset-backed securities are substantially issues of Federal agencies. Obligations of states and political subdivisions and corporate securities are the areas of highest potential credit exposure in the portfolio. This risk is minimized through the purchase of high quality investments. When purchased, obligations of states and political subdivisions and corporate bonds must have a credit rating by Moody's or Standard & Poors of A or better.
Substantially all of these investments were rated A or better at December 31, 1996. The risk of non-rated municipal bonds is minimized by limiting the amounts invested and by investing in local issues. Management believes the non-rated securities are of high quality. No securities of an individual issuer, excluding U.S. government and its agencies, exceeded 10% of the Corporation's shareholders' equity as of December 31, 1996. The Corporation does not use off-balance sheet derivative financial instruments as defined in SFAS No. 119, "Disclosure about Derivative Financial Instruments and Fair Value of Financial Instruments."

     Although total earning assets have increased over the past years, the security portfolio balances have remained relatively stable. Total securities were $94,362,000, $93,042,000, and $94,893,000 as of December 31, 1996, 1995, and 1994, respectively.

     During the early stages of 1996 interest rates continued to decline, as they did much throughout 1995, while bond prices increased. In an attempt to increase the total portfolio yield, $11,600,000 in securities were sold in February, 1996, which involved corporate, agency, and mortgage-backed securities available-for-sale, both fixed and adjustable rates. These proceeds were reinvested into intermediate-term mortgage-backed securities with higher rates.

     The shift in balances between 1994 and 1995 in the held-to-maturity and available-for-sale classifications were a result of a one-time transfer of securities from held-to-maturity to available-for-sale in accordance with Financial Accounting Standards Board Special Report on Implementation of SFAS 115.

     U.S. Governments and agencies increased approximately $2,800,000, or 7.50% between 1995 and 1994, while mortgage-backed and asset-backed securities decreased approximately $8,000,000, or 22.83% during this same period. This change in portfolio mix was due to the interest rate environment. During this period of declining interest rates and increasing bond prices, the

Corporation reduced the prepayment risk associated with holding mortgage-backed securities by rotating out of such securities and investing in U.S. Government and agency category securities with comparable yields and more predictable prepayment characteristics.

     As the tax equivalent yields on municipal securities became more attractive during the latter stages of 1995, additional municipal securities were purchased, as indicated by the approximately $3,300,000 increase between 1995 and 1994.

     As of December 31, 1996, 1995, and 1994, the security portfolio held structured notes totaling $3,000,000, $4,000,000, and $4,500,000, respectively. The investment policy has specific guidelines describing total holdings, maturity, and price volatility parameters regarding these types of security instruments. All structured notes are U.S. government agency issues.

     Management's security strategy includes utilizing proceeds from the maturity or sale of short-term securities, adjustable rate instruments, and easily marketable securities to fund a portion of the continuing growth of the loan portfolio. Tax-free and intermediate taxable bonds are used to further enhance earnings.
As of December 31, 1996, approximately 93% of the total investment security portfolio was classified in the available-for-sale category, which allows flexibility in the asset/liability management function. As noted earlier, sell strategies are executed, on occasion, when the interest rate environment provides the opportunity to boost the overall portfolio performance.

     Although the change in equity due to market value fluctuations in the available-for-sale portfolio is not used in the Tier 1 capital calculation, the change which occurred in the unrealized gain/loss on securities between 1996 and 1995 was a result of the swing in the interest rate environment during that period, in conjunction with the change in the portfolio mix. Although there was a significant change in the unrealized gain/loss on securities between 1996 and 1995, management considers these changes to be temporary in nature.

     LOANS.

     The loan portfolio constitutes the major earning asset of the Corporation and offers the best alternative for maximizing interest spread above the cost of funds. The Corporation's loan personnel have the authority to extend credit under guidelines established and approved by the Board of Directors. Any aggregate credit which exceeds the authority of the loan officer is forwarded to the Bank's loan committee for approval. The loan committee is composed of various experienced loan officers and three Bank directors -- the President, and two outside directors, including the Chairman. Except for the Chairman, each outside Bank director participates on this committee on a monthly rotating basis. All aggregate credits which exceed the loan committee's lending authority are presented to the full Board of Directors for ultimate approval or denial.
The loan committee not only acts as an approval body to ensure consistent application of the Corporation's loan policy but also provides valuable insight through communication and pooling of knowledge, judgment, and experience of its members.

     The Corporation's primary lending area generally includes Northwest Indiana, specifically Tippecanoe and White Counties, and contiguous counties. The Corporation extends out-of-area credit only to borrowers who are considered to be low risk, and only on a very limited basis.

     In general, the loan growth experienced in 1996 was due to a concentrated management effort in changing the mix of the Corporation's earning assets in order to enhance overall earnings. Total loans increased $40,297,000, or 17.62% between 1996 and 1995. Approximately 98% of this growth occurred in two categories: commercial and agricultural in addition to real estate - mortgage. Substantially all of the $22,681,000, or 26.44% increase in commercial and agricultural loans relate to the commercial loan area. This increase, along with the $16,910,000, or 19.30% increase in the real estate mortgage loans, which were predominately one-to-four family residential loans, were linked to the growth and expansion of the Greater Lafayette area. While outstanding loan balances have escalated, the loan portfolio remains well diversified by loan type, borrower, and industry, and as a result, there was no concentration of credits in excess of 10% of the loan balances as of December 31, 1996.

     The commercial and agricultural loans are the largest segment of the loan portfolio and, by nature, bear a higher degree of risk. Management is aware of the increasing trend in this category and believes the lending practices, policies, and procedures surrounding this loan category are adequate to manage this risk.
A significant portion of the installment loan portfolio consists of indirect auto loans which the Corporation has purchased from various auto dealers in and around the Lafayette area. At December 31, 1996 and 1995, approximately $39,000,000 and $40,000,000, respectively, consisted of such indirect paper. Because of the higher risk associated with indirect lending, there is a specific policy applicable to and separate reporting of these indirect loans.

     Table 9 - Loans Outstanding reflects outstanding balances by loan type for the past five years. Additional loan information is presented in Note 3 to the consolidated financial statements.

                          TABLE 9 - LOANS OUTSTANDING

                                                             AT DECEMBER 31,
                                 -----------------------------------------------------------------------
                                   1996           1995            1994            1993            1992
                                 --------       --------        --------        --------        --------
Commercial and agricultural      $108,470       $ 85,789        $ 80,687        $ 82,790        $ 72,863
Real estate - mortgage            104,547         87,637          77,662          73,247          67,530
Installment                        54,924         55,217          57,337          51,964          45,053
Other                                 999              0           8,994           9,783           8,992
                                 --------       --------        --------        --------        --------

  TOTAL LOANS                    $268,940       $228,643        $224,680        $217,784        $194,438
                                 ========       ========        ========        ========        ========

     Table 10 - Loan Liquidity and Sensitivity to Changes in Interest Rates reflects the maturity schedule of commercial and agricultural loans. Also indicated are fixed and variable rate loans maturing after one year for the same loan categories.


                           TABLE 10 - LOAN LIQUIDITY

                                        LOAN MATURITIES AT DECEMBER 31, 1996
                                ----------------------------------------------------
                                 1 year         1 - 5         Over 5
                                and less        years         Years           Total
                                --------       -------       -------        --------
                                --------       -------       -------        --------
Commercial and agricultural     $61,716        $41,034       $ 5,720        $108,470
                                ========       =======       =======        ========


SENSITIVITY TO CHANGES IN INTEREST RATES
----------------------------------------
  Fixed rates                          $12,347         $5,720
  Variable rates                        28,687              -
                                       -------         ------

      Total selected loans             $41,034         $5,720
                                       =======         ======

     DEPOSITS.

     The Corporation offers a wide variety of deposit services to individual and commercial customers, such as noninterest-bearing and interest-bearing checking accounts, savings accounts, money market accounts, and certificates of deposit. The deposit base provides the major funding source for earning assets. Total average deposits have shown steady growth over the past few years, increasing 6.70% and 3.95% in 1996 and 1995, respectively. The deposits acquired in the Monticello branch transaction accounted for approximately one-third of the 1996 growth in average deposits. Despite the growth experienced, the deposit mix has remained relatively unchanged. Time deposits continue to be the largest single source of the Corporation's deposit base.

     A five year schedule of deposits by type and maturities of time deposits greater than $100,000 is presented in Table 11 -
Deposit Information.

                         TABLE 11 - DEPOSIT INFORMATION

                             --------------------------------------------------------------------------------------
                                      1996                            1995                            1994
                             --------------------------------------------------------------------------------------
                             Average        Average          Average        Average          Average        Average
                             Balance          Rate           Balance          Rate           Balance          Rate
                            ---------------------------------------------------------------------------------------
Noninterest bearing         $ 35,655                        $ 35,822                        $ 33,622
Interest-bearing demand       45,086          1.84%           45,614          1.89%           46,757          1.87%
Savings                       82,535          3.80%           71,406          3.73%           69,558          3.04%
Time                         150,345          5.82%          141,074          5.86%          132,809          5.15%
                            --------          -----         --------          -----         --------          -----

     TOTAL DEPOSITS         $313,621          4.05%         $293,916          4.01%         $282,746          3.48%
                            ========          =====         ========          =====         ========          =====

                        MATURITY RANGES OF TIME DEPOSITS
                 WITH BALANCES OF $100K OR MORE AT DECEMBER 31,
                 ----------------------------------------------

                                      1996
                                    -------
3 months or less                    $15,390
3 through 6 months                    3,223
6 through 12 months                   3,777
over 12 months                        4,850
                                    -------
                                    $27,240
                                    =======

     To provide temporary liquidity and as an alternative to borrowing federal funds, the Corporation will acquire, from time to time, large balance certificates of deposit, generally from public entities, for short-term time periods. There were no funds of this nature as of December 31, 1995; however, the December 31, 1996 and December 31, 1994 balances were $8,300,000 and $13,400,000, respectively.

     BORROWINGS.

     Aside from the core deposit base and large denomination certificates of deposit mentioned above, the remaining funding sources include short-term and long-term borrowings. Short-term borrowings consist of federal funds purchased from other financial institutions on an overnight basis, retail repurchase agreements which generally mature within thirty days, and U.S. Treasury demand notes.

                        TABLE 12 - SHORT-TERM BORROWINGS

                                                                        As of December 31,
                                                                        ------------------

                                                               1996            1995            1994
                                                             -------         -------         -------
Year-end balance of repurchase agreements outstanding        $23,497         $16,818         $18,923
Year-end balance of treasury tax and loan open-end note        1,024           2,274           3,321
                                                             -------         -------         -------
Total short-term borrowings                                  $24,521         $19,092         $22,244
                                                             =======         =======         =======


Average balance of repurchase agreements during year         $15,143         $12,395         $12,149
Maximum month-end balance of repurchase agreements
 during year                                                  23,497          18,581          20,225
Weighted average interest rate of repurchase
 agreements during year                                         4.61%           5.11%           3.97%
Weighted average interest rate of repurchase
 agreements at end of year                                      4.47%           4.64%           4.96%



     As of December 31, 1996 and 1995, the Corporation's short-term borrowings consisted of retail repurchase agreements and a treasury
tax open-end note.   For both years, the retail repurchase
agreements accounted for substantially the entire outstanding balance. As of December 31, 1996, the Corporation had overnight repurchase agreements of $8,879,000 with White County, Indiana Treasurer, and $3,856,000 with the City of Lafayette, Indiana. The repurchase agreement with White County paid-off in February of

1997. The Corporation foresees short-term borrowings to be a continued source of liquidity, especially with the widespread acceptance of repurchase agreements, and will continue to seek municipal bids and contracts of this nature in the future. Conversely, although the Corporation has the capacity to borrow up to $20 million from the Federal Home Loan Bank of Indianapolis ("FHLB"), there are no current plans to increase significantly the use of this source, unless special circumstances would warrant such action. The statements in this paragraph relating to repurchase agreements are forward-looking statements which may or may not be accurate due to the impossibility of predicting future events.

     Long-term debt balances have been rather constant over the past few years. The balance as of December 31, 1996 was $9,265,000, an increase of $360,000, or 4.04%, over the prior year. The Corporation's long-term debt primarily consists of two components: a note payable to a correspondent bank and mortgage advances from the FHLB. The note payable to the correspondent bank represents funds borrowed in the Corporation's acquisition of the Bank of Reynolds. This note was paid-off during 1996.

     The Bank became a member of the FHLB of Indianapolis in 1992 and immediately began participating in its mortgage advance program. The FHLB mortgage advances allowed the Bank to develop a fixed rate mortgage product to compete in the market during periods of low interest rates. Since the FHLB mortgage advances have a fixed rate, the Bank priced its mortgage product to ensure a positive interest spread. In addition to the fixed interest rate of the mortgage advances, each advance has a ten year maturity and requires an annual principal payment. All advances are secured by a blanket collateral pledge of the Bank's U.S. Government and U.S. Government agency securities, along with one-to-four family residential loans. The entire December 31, 1996 balance of long-term debt consisted of the FHLB mortgage advances. Note 7 and Note 8 to the consolidated financial statements provide additional information regarding borrowings.

     LIQUIDITY AND RATE SENSITIVITY.

     Liquidity management is the process by which the Corporation ensures that adequate liquid funds are available to meet financial commitments on a timely basis. These commitments include honoring withdrawals by depositors, funding credit obligations to borrowers, servicing long-term obligations, making shareholder dividend payments, paying operating expenses, funding capital expenditures, and maintaining reserve requirements.

     Interest rate risk is the exposure to Corporation earnings and capital from changes in future interest rates. All financial institutions assume interest rate risk as an integral part of normal operations. Managing and measuring the interest rate risk is the process that ranges from reducing the exposure of the

Corporation's interest margin regarding swings in interest rates to assuring that there are sufficient capital and liquidity to support future balance sheet growth.

     The asset/liability committee is responsible for managing liquidity issues and interest rate risk, among other matters. Various interest rate movements are factored into a simulation model to assist the asset/liability committee in assessing interest rate risk. The committee analyzes the results of the simulation model to formulate strategies to effectively manage the interest rate risk that may exist.

     The liquidity of the parent company is dependent on the receipt of dividends from the banking subsidiary. Certain restrictions exist regarding the transfer of funds from the subsidiary as explained in Item 1 and Note 14 to the consolidated financial statements. Management expects that in the aggregate, the banking subsidiary will continue to have the ability to dividend adequate funds to the parent company.

     The banking subsidiary's source of funding is predominantly core deposits consisting of both commercial and individual deposits, maturities of securities, repayments of loan principal and interest, and federal funds purchased, securities sold under agreements to repurchase, and long-term borrowings from the FHLB. The deposit base is diversified between individual and commercial accounts which helps avoid dependence on large concentrations of funds. The Corporation does not solicit certificates of deposit from brokers. The primary sources of liquidity on the asset side of the balance sheet are federal funds sold and securities classified as available-for-sale. Although approximately 93% of the investment securities portfolio are classified in the available-for-sale category, it is not likely that a significant portion of these securities will be sold. They are available, however, should liquidity needs arise. Table 13 - Funding Uses and Sources details the main components of cash flows for 1996 and 1995.

                      TABLE 13 - FUNDING USES AND SOURCES

                                                        1996                                             1995
                                   ------------------------------------------------------------------------------------------
                                   Average              Increase/(decrease)           Average            Increase/(decrease)
                                   Balance             Amount        Percent          Balance           Amount        Percent
                                   ------------------------------------------------------------------------------------------
FUNDING USES
------------
  Loans                            $247,275           $26,066         11.78%          $221,209          $7,487          3.50%
  Taxable securities                 71,716            (4,366)        -5.74%            76,082             473          0.63%
  Tax exempt securities              20,805             5,334         34.48%            15,471           1,714         12.46%
  Federal Home Loan Bank stock        1,106                51          4.83%             1,055              13          1.25%
  Federal funds sold                  8,035            (2,447)       -23.34%            10,482             259          2.53%

                                   --------           -------        -------          --------          ------        -------
       TOTAL USES                  $348,937           $24,638          7.60%          $324,299          $9,946          3.16%
                                   ========           =======        =======          ========          ======        =======

FUNDING SOURCES
---------------
  Noninterest bearing deposits     $ 35,655             ($167)        -0.47%          $ 35,822          $2,200          6.54%
  Interest bearing demand and
    savings deposits                127,621            10,601          9.06%           117,020            $705          0.61%
  Time deposits                     150,345             9,271          6.57%           141,074          $8,265          6.22%
  Short-term borrowings              15,430             1,115          7.79%            14,315           ($175)        -1.21%
  Long-term debt                      8,458              (758)        -8.22%             9,216         ($1,073)       -10.43%

                                   --------           -------        -------          --------          ------        -------
       TOTAL SOURCES               $337,509           $20,062          6.32%          $317,447          $9,922          3.23%
                                   ========           =======        =======          ========          ======        =======

     Rate sensitivity gap is defined as the difference between the repricing of interest earning assets and the repricing of interest bearing liabilities within certain defined time frames. The Corporation's interest rate sensitivity position is influenced by the distribution of interest earning assets and interest-bearing liabilities among the maturity categories. Table 14 - Liquidity and Interest Rate Sensitivity reflects interest earning assets and interest-bearing liabilities by maturity distribution. Product lines repricing in time periods predetermined by contractual agreements are included in the respective maturity categories.

               TABLE 14 - LIQUIDITY AND INTEREST RATE SENSITIVITY

                                                                                      AT DECEMBER 31, 1996

                                                            1 - 90          91 - 365         1 - 5
                                                             Days             Days           Years        Over 5 Years       Total
                                                           -------------------------------------------------------------------------
INTEREST EARNING ASSETS
-----------------------
  Loans, including loans held for sale                     $ 57,319         $41,532         $141,341         $34,625        $274,817

  Securities held-to-maturity
    Tax-exempt                                                  105           1,800            1,340           2,911           6,156

  Securities available-for-sale
    Taxable                                                   3,001           3,009           37,528          27,188          70,726
    Tax-exempt                                                  825           1,424            4,989          10,242          17,480
      Total Securities                                        3,931           6,233           43,857          40,341          94,362
                                                           --------         -------         --------         -------        --------

  Federal Home Loan Bank stock                                    0               0                0           1,116           1,116

  Federal funds sold                                          8,050               0                0               0           8,050

                                                           --------         -------         --------         -------        --------
TOTAL EARNING ASSETS                                       $ 69,300         $47,765         $185,198         $76,082        $378,345
                                                           ========         =======         ========         =======        ========

INTEREST BEARING LIABILITIES
----------------------------

  Interest-bearing demand deposits                         $ 47,945         $     0         $      0         $     0        $ 47,945
  Savings deposits                                           87,938               0                0               0          87,938
  Time deposits                                              46,510          59,455           55,966             157         162,088
  Long-term borrowings                                          434             445            3,079           5,307           9,265
                                                           --------         -------         --------         -------        --------
TOTAL INTEREST BEARING LIABILITIES                         $182,827         $59,900         $ 59,045         $ 5,464        $307,236
                                                           ========         =======         ========         =======        ========


Rate sensitive gap                                         (113,527)        (12,135)         126,153          70,618          71,109
Rate sensitive cumulative gap                              (113,527)       (125,662)             491          71,109
Cumulative gap as a percentage of total earning assets       -30.01%         -33.21%            0.13%          18.79%



     The purpose of the above table is to measure interest rate risk utilizing the repricing intervals of interest sensitive assets and liabilities. Rate sensitive gaps constantly change as funds are acquired and invested and as rates change. Rising interest rates are likely to increase net interest income in a positive gap position while falling interest rates are beneficial in a negative gap position.

     The above rate sensitivity analysis places interest-bearing demand and savings deposits in the shortest maturity category because these liabilities do not have defined maturities. If these deposits were placed in a maturity distribution representative of the Corporation's deposit base history, the shortfall of the negative rate sensitive gap position would be reduced in the 1-to-90 day timeframe.

     In addition to interest-bearing and savings deposits being classified in the 1-90 day category, the Corporation's large negative gap position as of December 31, 1996 was also due to approximately 65% of certificate of deposits maturing during the next twelve months and a significant portion of the Corporation's loans maturing after one year. A decline in the interest rate environment would enhance earnings, while an increase in interest rates would have the opposite effect on corporate earnings. The effect would be mitigated by the fact that interest-bearing demand and savings deposits may not be immediately affected by changes in general interest rates.

     CAPITAL ADEQUACY.

     The Corporation and Bank are subject to various regulatory capital guidelines as required by federal and state banking agencies. These guidelines define the various components of core capital and assign risk weights to various categories of assets.

     Tier 1 capital consists of shareholders' equity less goodwill, core deposit intangible, and the unrealized gain or loss on securities available-for-sale, as defined by bank regulators. The definition of Tier 2 capital includes the amount of allowance for loan losses which does not exceed 1.25% of gross risk-weighted assets. Total capital is the sum of Tier 1 and Tier 2 capital.

     The minimum requirements under the capital guidelines are a 4.00% leverage ratio (Tier 1 capital divided by average assets less intangible assets and unrealized gains/losses), a 4.00% Tier 1 risk-based capital ratio (Tier 1 capital divided by risk-weighted assets), and a 8.00% total capital ratio (Tier 1 capital plus Tier 2 capital divided by risk-weighted assets).

     The Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA") requires federal regulatory agencies to define capital tiers. These are: well-capitalized, adequately capitalized, undercapitalized, significantly undercapitalized, and critically undercapitalized. Under these regulations, a "well-capitalized" institution must achieve a Tier 1 risk-based capital ratio of at least 6.00%, and a total capital ratio of at least 10.00%, and a leverage ratio of at least 5.00% and not be under a capital directive order. Failure to meet capital requirements can initiate regulatory action that could have a direct material effect on the Corporation's financial statements. If adequately capitalized, regulatory approval is required to accept brokered deposits. If undercapitalized, capital distributions, asset growth, and expansion is limited, in addition to the institution being required to submit a capital restoration plan.

     Management believes the Corporation and the Bank meet all the capital requirements as of December 31, 1996, as noted below in Table 15 - Capital Ratios, and is well-capitalized under the guidelines established by the banking regulators. To be well-capitalized, the Corporation and Bank must maintain the prompt corrective action capital guidelines described above.

     Exclusive of the effect of the unrealized gains/losses on securities component, which is driven by the interest rate environment, the Corporation's shareholders' equity increased $3,099,000, or 9.73% in 1996. The Corporation increased the amount of dividends paid to $989,000 in 1996 compared to $778,000 in 1995, an increase of $211,000, or 27.12%. The higher dividend payout, in addition to the stock dividends declared in the past few years, represent management's effort to increase the value and return of each shareholder's investment in the Corporation.

     At December 31, 1996, management was not aware of any current recommendations by banking regulatory authorities which, if they were to be implemented, would have, or are reasonably likely to have, a material effect on the Corporation's consolidated liquidity, capital resources or operations.

                           TABLE 15 - CAPITAL RATIOS

                                                            At December 31,
                                                         1996            1995
                                                       -------------------------
Tier 1 capital
  Shareholders' equity                                 $ 34,646        $ 31,875
  Less:  Intangibles                                       (948)            (46)
  Add/less:  Unrealized loss/(gain) on securities           311             (17)
                                                       ---------       ---------
  TOTAL TIER 1 CAPITAL                                 $ 34,009        $ 31,812
                                                       =========       =========

Total capital
  Tier 1 capital                                         34,009          31,812
  Allowable allowance for loan losses                     3,198           3,030
                                                       ---------       ---------
  TOTAL CAPITAL                                        $ 37,207        $ 34,842
                                                       =========       =========

RISK WEIGHTED ASSETS                                   $280,860        $242,244
                                                       =========       =========
AVERAGE ASSETS (FOURTH QUARTER)                        $396,534        $362,728
                                                       =========       =========
RISK-BASED RATIOS
  TIER 1                                                  12.11%          13.13%
                                                       =========       =========
  TOTAL CAPITAL                                           13.25%          14.38%
                                                       =========       =========

LEVERAGE RATIOS                                            8.58%           8.77%
                                                       =========       =========

     PENDING CHANGES.

     Statement of Financial Accounting Standards No. 125 (SFAS
125), "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities," has been issued and will apply to some transactions in 1997 and others in 1998. SFAS 125 establishes standards for determining the circumstances under which transfers of financial assets should be considered sales or as secured borrowings and when a liability should be considered extinguished, and addresses the accounting requirements for servicing financial assets, including mortgage servicing rights. The Corporation does not expect SFAS 125 to have a material impact on the consolidated financial statements in 1997; however, the Statement will be followed in the future should the Corporation begin to originate mortgage servicing rights.

     In March, 1997, the accounting requirements for calculating earnings per share were revised. Basic earnings per share for 1997 and later will be calculated solely on average common stock outstanding. Diluted earnings per share will reflect the potential dilution of stock options and other common stock equivalents. All prior calculations will be restated to be comparable to the new methods. As the Corporation's stock options have not been significantly dilutive, the new calculation methods will not significantly affect future earnings per share reporting.

     INFLATION.

     For a financial institution, effects of price changes and inflation vary considerably from an industrial organization. Changes in the prices of goods and services are the primary determinant of an industrial company's profit, whereas changes in interest rates have a major impact on a financial institution's profitability. Inflation affects the growth of total assets, but it is difficult to assess its impact because neither the timing nor the magnitude of the changes in the consumer price index directly coincide with changes in interest rates.

     During periods of high inflation there are normally corresponding increases in the money supply. During such times financial institutions often experience above average growth in loans and deposits. Also, general increases in the price of goods and services will result in increased operation expenses. Over the past few years the rate of inflation has been relatively low, and its impact on the growth in the balance sheets and increased levels of income and expense has been nominal.

ITEM 3.  PROPERTIES

     The Corporation, through the Bank, currently operates from its main office in downtown Lafayette and from 12 additional branches in Tippecanoe and White Counties in Indiana. Information about those branches is set forth in the table below:


                                                     BANKING
                           LOCATION/                FUNCTIONS
   NAME OF OFFICE        TELEPHONE NO.               OFFERED
   ______________        ______________             _________

Downtown Main Office     133 North 4th Street     *Trust Department
                         Lafayette, Indiana       *Secondary Market
                         (765) 423-7100            Mortgage Department

Downtown Motor Bank      401 North 4th Street     *24-Hour MAC
                         Lafayette, Indiana        Automatic Teller
                         (765) 423-7165            Machine

Elston Branch            2862 U.S. 231 South      *24-Hour MAC
                         Lafayette, Indiana        Automatic Teller
                         (765) 423-7166            Machine

Lafayette Square         2504 Teal Road           *24-Hour Mac
  Branch                 Lafayette, Indiana        Automatic Teller
                         (765) 423-7164            Machine

Market Square Branch     2200 Elmwood Avenue      *Installment Loan
                         Lafayette, Indiana        Department
                         (765) 423-7163           *24-Hour MAC
                                                   Automatic Teller
                                                   Machine

Tippecanoe Court         Pay Less Super Market    *24-Hour MAC
Branch                   Lafayette, Indiana        Automatic Teller
                         (765) 423-3821            Machine

West Lafayette Branch    2329 N. Salisbury Street *24-Hour MAC
                         West Lafayette, Indiana   Automatic Teller
                         (765) 423-7162            Machine

26 East Branch           3901 S.R. 26 East        *Investment Center
                         Lafayette, Indiana       *Insurance Department
                         (765) 423-7167           *24-Hour MAC
                                                   Automatic Teller
                                                   Machine

Elmwood Avenue           Pay Less Super Market    *24-Hour MAC
  Branch                 Lafayette, Indiana        Automatic Teller
                         (765) 423-3931            Machine

Brookston Branch         S.R. 18 West and         *24-Hour MAC
                           HWY 43                  Automatic Teller
                         Brookston, Indiana        Machine
                         (765) 563-6400

                                                     BANKING
                           LOCATION/                FUNCTIONS
   NAME OF OFFICE        TELEPHONE NO.               OFFERED
   ______________        ______________             _________

Chalmers Branch          Main Street
                         Chalmers, Indiana
                         (219) 984-5670

Monticello Branch        116 East Washington St.  *24-Hour Mac
                         Monticello, Indiana       Automatic Teller
                         (219) 583-5137            Machine

Reynolds Branch          U.S. 24 West             *24-Hour MAC
                         Reynolds, Indiana         Automatic Teller
                         (219) 984-5471            Machine


     The Bank owns its main office and all its branch offices, except the Market Square, Tippecanoe Court Pay Less, and Elmwood Pay Less branches, all of which are leased. The West Lafayette and 26 East branch facilities are owned by the Bank, however both are subject to land leases. The main office facility, which is used predominantly by the Corporation and the Bank, contains approximately 63,000 square feet. The remaining space is leased to various unrelated business operations. The other branches range in size from nearly 7,000 square feet down to approximately 450 square feet. The Bank's Data Center is located at 320 North Street in Lafayette, Indiana, and houses the Bank's data processing operations in addition to the proof and checking departments.

ITEM 4.   SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND
          MANAGEMENT

(a) PRINCIPAL HOLDERS OF COMMON SHARES

     At March 31, 1997, the Corporation does not know of any shareholder who is the beneficial owner of more than five percent of the common shares of the Corporation (the "Common Shares").

(b) SECURITY OWNERSHIP OF MANAGEMENT

     The following table sets forth the number and percentage of Common Shares beneficially owned by each Director of the Corporation and the Bank and by all the Corporation's and the Bank's Directors and executive officers as a group at March 31, 1997. Unless indicated otherwise in a footnote, the Directors and executive officers possess sole voting and investment power with respect to all shares shown.


                                COMMON SHARES
  NAME OF                     BENEFICIALLY OWNED
BENEFICIAL OWNER               AT MARCH 31, 1997 PERCENT OF CLASS
_________________             __________________ _________________
Richard Boehning                   4,914 (1)          .24%
Joseph A. Bonner                  16,540 (2)          .84
Vernon N. Furrer                   6,468 (3)          .31
Wilbur Lee Hancock                 4,906 (4)          .24
Robert T. Jeffares                 7,052 (5)          .34
Charles E. Maki                    7,023 (6)          .34
Eric P. Meister                    8,474 (7)          .41
Roy D. Meeks                      20,264 (8)          .99
Robert J. Weeder                   8,498 (9)          .41
All Directors and executive
Officers as a group (16 persons)  90,597 (10)        4.61
_______________________

(1) Includes 3,960 shares that Mr. Boehning has the right to acquire upon the exercise of stock options.

(2) Includes 7,850 shares jointly owned by Mr. Bonner and his spouse; 2,160 shares owned by Mr. Bonner's spouse; also includes 6,528 shares that Mr. Bonner has the right to acquire upon the exercise of stock options.

(3) Includes 2,200 shares jointly owned by Mr. Furrer and his spouse; also includes 3,960 shares that Mr. Furrer has the right to acquire upon the exercise of stock options.

(4) Includes 577 shares jointly owned by Mr. Hancock and his spouse; also includes 3,960 shares that Mr. Hancock has the right to acquire upon the exercise of stock options.

(5) Includes 200 shares jointly owned by Mr. Jeffares and his spouse and 2,328 shares owned by his stepdaughters; also includes 3,960 shares that Mr. Jeffares has the right to acquire upon the exercise of stock options.

(6) Includes 3,056 shares jointly owned by Mr. Maki and his spouse; also includes 3,960 shares that Mr. Maki has the right to acquire upon the exercise of stock options.

(7) Includes 1,528 shares jointly owned by Mr. Meister and his spouse; also includes 3,960 shares that Mr. Meister has the right to acquire upon the exercise of stock options.

(8) Includes 11,463 shares jointly owned by Mr. Meeks and his spouse and 4,841 shares owned by his spouse; also includes
     3,960 shares that Mr. Meeks has the right to acquire upon the exercise of stock options.

(9) Includes 570 shares jointly owned by Mr. Weeder and his spouse, and 1,429 shares owned by his spouse; also includes
     4,449 shares that Mr. Weeder has the right to acquire upon the exercise of stock options.

(10) Includes 40,640 shares owed jointly with or of record by others with Directors and executive officers; also includes 41,633 shares that the Directors and executive officers have the right to acquire upon the exercise of stock options.

ITEM 5.  DIRECTORS AND EXECUTIVE OFFICERS

     The following table sets forth information concerning the Directors and executive officers of the Corporation. Unless otherwise indicated in a footnote, each person has held the same or a comparable position with his present employer for the last five years. Effective in 1997, the Directors of the Corporation are elected for a term of three years with one-third of the Directors elected in any one year. The Directors of the Bank and the officers of the Bank and the Corporation are all elected for terms of one year.

                         POSITIONS CURRENTLY DIRECTOR OR
                            HELD WITH THE     EXECUTIVE   OTHER PRINCIPAL
    NAME AND AGE         CORPORATION AND BANKOFFICER SINCE (1)  OCCUPATION
____________________________________________________________________________

Richard A. Boehning, 59 Director of the         1992     Partner, Bennett,
                        Corporation and the              Boehning, & Clary
                        Bank

Joseph A. Bonner, 65    Director and Chairman   1969     Director and Chairman
                        of the Corporation and           of the Board of the
                        the Bank                         Corporation and the Bank

Vernon N. Furrer, 60    Director of the Bank    1994 (2) Self-employed farmer

Wilbur L. Hancock, 58   Director of the         1989     General Manager, Customer
                        Corporation and the              Operations, PSI Energy, A
                        Bank                             CINERGY Company

Robert T. Jeffares, 61  Director of the Bank    1985     Executive Vice President and
                                                         CFO of Great Lakes Chemical
                                                         Corporation

Charles E. Maki, 69     Director of the Bank    1987     Retired Executive Vice
                                                         President and General Manager
                                                         of Landis & Gyr Utility
                                                         Services, Inc., a
                                                         manufacturing company

Eric P. Meister, 54     Director of the Bank    1993     Retired Central Division
                                                         Manager of GTE North, Inc.

Roy D. Meeks, 64        Director of the         1981     President and Owner of
                        Corporation and the              Nelmeeks, Inc. d/b/a Radisson
                        Bank                             Inn

Robert J. Weeder, 59    Director and President  1985     President and Director of
                        of the Corporation,              the Corporation and the Bank
                        Director and President of
                        the Bank

Lawrence A. Anthrop, 52 Senior Vice President   1972 (3) Senior Vice President and
                        and Senior Trust                 Senior Trust Officer of
                        Officer of the Bank              the Bank

E. James Brisco, 44     Senior Vice President and1995 (4)Senior Vice President and
                        Sec. Market Manager of           Sec. Market Manager
                        the Bank

Michael C. Moulton, 55  Senior Vice President,  1993 (5) Senior Vice President,
                        Operations Officer and           Operations Officer and
                        Data Processing                  Data Processing
                        Manager of the Bank              Manager of the Bank

Robert J. Ralston, 55   Executive Vice President,1978 (6)Executive Vice President,
                        Senior Operations Officer        Senior Operations Officer
                        and Secretary/Treasurer of       and Secretary/Treasurer of
                        the Bank                         the Bank

                         POSITIONS CURRENTLY DIRECTOR OR
                            HELD WITH THE     EXECUTIVE   OTHER PRINCIPAL
    NAME AND AGE         CORPORATION AND BANKOFFICER SINCE (1)  OCCUPATION
____________________________________________________________________________

Michelle D. Turnpaugh, 31Secretary/Treasurer of the1991 (7)Secretary/Treasurer of the
                        Corporation and Assistant        Corporation and Assistant
                        Secretary of the Bank            Secretary of the Bank

Marvin S. Veatch, 32    Controller of the Bank  1992     Controller of the Bank

Charles E. Wise, 50     Senior Vice President   1979 (8) Senior Vice President of
                        of the Bank                      Bank

______________________________

1.   Includes, where applicable, service as a Director and/or
     Officer of the Bank prior to the incorporation of the Corporation.

2. Mr. Furrer was a Director of the Bank of Reynolds from September 17, 1990 until the two banks were merged in 1994.
3.   Mr. Anthrop became Senior Vice President of the Bank in
     December, 1996.

4.   Mr. Brisco became Senior Vice President of the Bank in
     December, 1996.

5.   Mr. Moulton became Senior Vice President of the Bank in
     December, 1996.

6.   Mr. Ralston became Executive Vice President of the Bank in
     December, 1996 and was appointed Secretary/Treasurer of the Bank in September, 1996.

7. Ms. Turnpaugh was appointed Secretary/Treasurer of the Corporation in September, 1996.

8.   Mr. Wise became Senior Vice President of the Bank in December,
     1996.

ITEM 6.  EXECUTIVE COMPENSATION


     The following table sets forth information regarding compensation paid for the fiscal years indicated to the Corporation's and Bank's Chief Executive Officer and other most highly compensated executive officers, based on salary and bonus earned during fiscal 1996. Officers of the Corporation receive their salary from the Bank.

                   SUMMARY COMPENSATION TABLE
                   ___________________________

                                                Long Term
                                               Compensation
                           Annual Compensation   Awards
                   ___________________________________________
                                                Securities
                                                Underlying
      Name and                                    Options/  All Other
  Principal PositionYear    Salary    Bonus     SARS (1)(2)Compensation (2)
________________________    ______    _____     __________________________


Joseph A. Bonner,  1996     $146,600  $25,000    2,040   $11,835 (3)
  Chairman         1995     $140,250  $15,000    N/A       N/A
                   1994     $125,962  $15,000    N/A       N/A

Robert J. Weeder,  1996     $105,893  $15,000    1,920   $11,288 (4)
  President of the 1995     $ 96,300  $10,000    N/A       N/A
  Corporation      1994     $ 90,000  $10,000    N/A       N/A


Robert J. Ralston, 1996     $ 90,570  $10,000    1,800   $ 1,408 (5)
  Executive Vice   1995     $ 86,670  $ 7,500    N/A       N/A
  President of the 1994     $ 81,000  $ 7,500    N/A       N/A

(1) Represents options awarded during 1996; no SARs were awarded during 1996.

(2)  Information for previous years not required to be disclosed.

(3)  Represents matching contributions of $2,324 under Lafayette
     Bank and Trust Company Employees' Salary Savings Plan (the
     401(k) Plan), Director fees in the amount of $9,300, and above-market interest credited on deferred Director fees in the amount of $211.

(4)  Represents matching contributions of $1,693 under the 401(k)
     Plan, Director fees in the amount of $9,300, and above-market interest credited on deferred Director fees in the amount of $295.

(5)  Represents matching contributions of $1,408 under the 401(k)
     Plan.

              OPTION/SAR GRANTS IN LAST FISCAL YEAR


     The following table presents information on the stock option grants that were made during 1996 pursuant to the Lafayette
Bancorporation Non-Qualified Stock Option Plan (the "Option Plan").
(Numbers of options and per share exercise prices have been adjusted to reflect the 20 percent stock dividend paid on November
1, 1996.)


                                                    Potential Realizable
                                                       Value at Assumed
                                                    Annual Rates of Stock
                                                    Price Appreciation for
                      Individual Grants (2)             Option Term (1)
___________________________________________________________________________________________

               Number of  % of Total
              Securities Options/SARs
              Underlying  Granted toExercise or
              Options/SARsEmployees inBase PriceExpiration
     Name       Granted    Fiscal Year  ($/Sh)   Date   5%    10%
__________________________________________________________________________________
Joseph A. Bonner2,040      8.4%     $22.33  5/13/2006 $28,642 $72,604

Robert J. Weeder1,920      7.9%     $22.33  5/13/2006 $26,957 $68,333

Robert J. Ralston1,800     7.4%     $22.33  5/13/2006 $25,272 $64,062


(1) The amounts in the table are not intended to forecast possible future appreciation, if any, of the Corporation's Common Shares. Actual gains, if any, are dependent upon the future market price of the Corporation's Common Shares and there can be no assurance that the amounts reflected in this table will be achieved.

(2) All of the options granted during 1996 to Messrs. Bonner, Weeder and Ralston have the same terms. The options were granted on May 13, 1996, at the estimated fair market value of one Common Share on that date. The Stock Option Agreements provided that the granted options become exercisable in twenty percent increments, with twenty percent becoming exercisable one year from the grant date and an additional twenty percent becoming exercisable on the four subsequent anniversaries of the grant date; provided, however, that all options become immediately exercisable upon the earlier occurrence of (a) the optionee's 65th birthday, if the optionee is an employee; (b) the optionee's 70th birthday, if the optionee is a Director; or (c) an "Applicable Event," which is defined in the Option Plan as (i) the expiration of a tender offer or exchange offer (other than an offer by the Corporation) pursuant to which at least 50 percent of the Corporation's issued and outstanding stock has been purchased, or (ii) the approval by the shareholders of the Corporation of an agreement to merge or consolidate the Corporation with or into another entity where the Corporation is not the surviving entity, or an agreement to sell or otherwise dispose of all or substantially all of the Corporation's assets (including a plan of liquidation). The options expire ten years from the date of grant unless terminated earlier upon the death, retirement or termination of employment of the optionee. The options are nontransferable and may be exercised only by the optionee during his lifetime. No SARs were granted during 1996.

               AGGREGATED OPTION/SAR EXERCISES IN
              LAST FISCAL YEAR AND FISCAL YEAR-END
                        OPTION/SAR VALUES


     The following table sets forth information with respect to options that have been granted to Messrs. Bonner, Weeder and Ralston pursuant to the Lafayette Bancorporation Non-Qualified Stock Option Plan and the option exercises that occurred during 1996. (Numbers of options and per share exercise prices have been adjusted to reflect the stock dividend paid November 1, 1996.)

                                   Number of Unexercised    Value of Unexercised
                                   Options/SARs at FiscalIn-the-Money Options/SARs at
                                       Year-End (#) (1)     Fiscal Year-End ($)

                Shares
              Acquired on  Value
     Name     Exercise (#)Realized ($)Exercisable/UnexercisableExercisable/Unexercisable (2)
___________________________________________________________________________________________________


Joseph A. Bonner-0-       -0-      32,246/2,462          $463,304/$3,257
Robert J. Weeder-0-       -0-      22,458/6,742          $306,816/$76,630
Robert J. Ralston-0-      -0-      14,503/6,019          $230,783/$61,153

(1) The Option Plan provides for the grant of non-qualified options to Directors and key employees. Options granted to Directors vest immediately upon grant. Options granted to key employees vest in twenty percent increments, with twenty percent vesting one year from the date of grant and an additional twenty percent vesting on each of the four subsequent anniversaries of the grant date. See also the discussion of the options in Note 1 to the Option/SAR Grants In Last Fiscal Year table above. Messrs. Bonner and Weeder have received option grants in their capacities as both Directors and key employees. The Lafayette Bancorporation Officers' Stock Appreciation Rights Plan, as amended (the "SAR Plan"), provides for the grant of SARs from time to time to executive and senior management officers of the Corporation in the sole discretion of the SAR Plan Committee. Each SAR is granted at a base value equal to the fair market value of one Common Share on the date of grant and has a subsequent value equal to 100 percent (or such other percentage specified by the SAR Plan Committee) of the excess of the then-current fair market value of one Common Share over the base price of the SAR. SARs become fully exercisable without regard to vesting restrictions, however, upon the occurrence of (i) the expiration of a tender offer or exchange offer (other than an offer by the Corporation) pursuant to which at least 5 percent of the Corporation's issued and outstanding stock has been purchased, or (ii) the approval by the shareholders of the Corporation of an agreement to merge or consolidate the Corporation with or into another corporation where the Corporation is not the surviving corporation, or an agreement to sell or otherwise dispose of all or substantially all of the Corporation's assets (including a plan of liquidation).

(2) Represents the difference between the last per share sales price of a Common Share during 1996 known to the Corporation's management ($23.38) and the exercise price of options/SARs having an exercise price less than that sales price, multiplied by the number of options/SARs.


DIRECTOR COMPENSATION.

     During 1996, Directors of the Corporation received $250 per month regardless of committee participation or attendance at meetings. Non-employee Directors of the Bank received $1,350 per month and employee Directors received $525 per month.

     All of the Bank's directors participate in one of two deferred compensation plans maintained by the Bank. In December, 1987, the Bank established an unfunded deferred compensation plan for
directors of the Bank (the "1987 Plan").   The 1987 Plan provides
that on or before December 31 of any year, a director of the Bank may elect in writing to defer receipt of his director fees for the succeeding calendar year. At the end of each quarter for which a Director has elected to defer fees under the 1987 Plan, the Bank credits interest on the deferred fees at the rate of interest the Bank paid on twelve-month certificates of deposit issued by the Bank. The interest rate on the 1987 Plan is adjusted on the first business day of such year. Mr. Maki was the only director who participated in the 1987 Plan during 1996. In October, 1994, the Bank adopted a deferred compensation plan for Directors through Bank Compensation Strategies Group, Inc. (the "1994 Plan"). To fund the 1994 Plan, the Bank purchased single-premium universal life insurance policies for each of the participants. The interest rate payable under the 1994 Plan is tied to the Wall Street Prime Rate plus 150 basis points, and is adjusted on September 30 of each calendar year. The adjusted interest rate as of September 30, 1996, is 9.75% (Wall Street Prime Rate (8.25%) plus 150 basis points).

     PENSION PLAN

     The Bank maintains a noncontributory defined benefit pension plan, the Lafayette Bank and Trust Company Employees' Pension Plan (the "Pension Plan"). All employees who have attained the age of 21 and have completed one year of service are eligible to participate in the Pension Plan. The following table indicates the estimated annual benefits payable under the Pension Plan to a participant at the normal retirement age of 65 who has the specified remuneration and years of service.

_________________________________________________________________
                     PENSION PLAN TABLE (1)
                                      Years of Service
                            __________________________________________________

Remuneration           15        20        25        30      35
_____________         ___       ___       ___       ___     ___

125,000            40,440    53,920    67,400    80,880  94,360
150,000            48,690    64,920    81,150    97,380 113,610
200,000            51,990    69,320    86,650   103,980 121,310
225,000            51,990    69,320    86,650   103,980 121,310
250,000            51,990    69,320    86,650   103,980 121,310
300,000            51,990    69,320    86,650   103,980 121,310
400,000            51,990    69,320    86,650   103,980 121,310
450,000            51,990    69,320    86,650   103,980 121,310
500,000            51,990    69,320    86,650   103,980 121,310
______________________________________________________________________________

(1) Pay limited to statutory IRC Sec. 401(a)(17) limit in calculation of benefits. Federal law limits annual compensation taken into account for benefit purposes to $160,000 for plan years beginning 1/1/97 and thereafter, until indexed to the next $10,000 increment. (IRC Sec. 401(a)(17)).


The retirement benefit formula used for the Pension Plan is based upon a participant's average compensation during the last five years prior to retirement and the participant's years of service with the Bank. The retirement benefit formula is composed of two parts, a "base benefit" and an "excess benefit." The base benefit is equal to 1.6 percent of a participant's average monthly compensation during the five years prior to retirement multiplied by the participant's number of years of service. The excess benefit is equal to 0.6 percent of the amount by which the participant's average monthly compensation exceeds $750.00 multiplied by the participant's number of years of service (not to exceed 35 years). A participant's compensation is based on total taxable wages or salary (including any overtime and bonuses) plus any salary reduction contributions made by the participant under the Bank's 401(k) plan and any contribution made to a section 125 plan maintained by the Bank. Federal law limits the amount of annual compensation that can be counted for some highly compensated employees. The years of credited service for years of service through the end of 1996 applicable for determining the retirement benefits for the executive officers named in the Summary Compensation Table are as follows: Mr. Bonner: 27 years; Mr.
Weeder: 11 years; and Mr. Ralston: 18 years.

ITEM 7.  CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     The Bank has had, and expects to have in the future, banking transactions in the ordinary course of its business with Directors, officers, and their associates. These transactions have been on substantially the same terms, including interest rates, collateral, and repayment terms on extensions of credit, as those prevailing at the same time for comparable transactions with others and did not involve more than the normal risk of collectibility or present other unfavorable features.

     During 1996 the Bank made payments for title services to Tippecanoe Title Services, Inc., a company owned by Mr. Boehning, who serves as a Director of the Corporation and the Bank. The Bank expects to continue the use of such title services during 1997.
Mr. Boehning is a partner in the law firm of Bennett, Boehning & Clary, which represented the Corporation as legal counsel in certain matters during 1996, and the Corporation expects that the firm will continue to represent the Corporation in similar matters in 1997.

ITEM 8.  LEGAL PROCEEDINGS

     There are no material pending legal proceedings, other than routine litigation incidental to their business, to which the Corporation or the Bank is a party or of which any of its property is subject.

ITEM 9.  MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT'S COMMON
EQUITY AND RELATED STOCKHOLDER MATTERS

(a) MARKET PRICE

     The Common Shares of Lafayette Bancorporation are traded on the Over-the-Counter ("OTC") Bulletin Board under the symbol LAYB. As many of the current shareholders are heirs or descendants of the founding shareholders, the shares are fairly closely held and are not traded on a regular basis.

     According to information received from the OTC's historical department and to the best of the knowledge of the corporate management, there were 176 sales transactions in Common shares during 1995 at prices ranging from $18.25 to $22.00 per share. During 1996, there were 220 sale transactions at prices ranging from $21.00 to $25.00 per share. The most recent trade known to management of the Corporation occurred April 3, 1997 at a price of $24.125 per share. All market price data has been restated to reflect the 10 percent stock dividend paid to shareholders on December 1, 1995, and the 20 percent stock dividend paid to shareholders on November 1, 1996.

     Management has not verified the accuracy of the prices that have been reported. Because of the lack of active trading of the Common Shares, these prices do not necessarily reflect the prices at which the Common Shares would trade in an active market.

     The Common Shares are currently held of record by approximately 510 shareholders.

(b) DIVIDENDS

     The Corporation paid cash dividends totaling $.40 per share in 1995 and $.50 per share in 1996 (adjusted for stock dividends).
The Corporation declares dividends on a quarterly basis in March, June, September and December, payable in the following April, July, October, and January.

     Funds for the payment by the Corporation of cash dividends are obtained from dividends received by the Corporation from the Bank. Accordingly, the declaration and payment of dividends by the Corporation depend upon the Bank's earnings and financial condition, general economic conditions, compliance with regulatory requirements, and other factors.

     Payment of dividends and other distributions by an Indiana corporation is restricted by Indiana law. The Corporation can pay dividends only if, after paying such dividend, (i) the Company would be able to pay its debts as they become due in the usual course of business, and (ii) the Corporation's total assets would not be less than the sum of its total liabilities. In addition, the payment of dividends by an Indiana state bank is further restricted by additional provisions of state law. As a general rule, a bank may declare a dividend in an amount deemed expedient by the board of directors of the bank. Any such dividend, however, may not (i) impair the capital stock of the bank, (ii) be in an amount greater than the remainder of undivided profits then on hand after deducting losses, bad debts, depreciation, and all other expenses, or (iii) constitute a withdrawal of any portion of the capital stock of the bank. In addition, the bank must obtain the prior approval of the Indiana Department of Financial Institutions for the payment of any dividend if the total of all dividends declared by the bank during the calendar year, including the proposed dividend would exceed the sum of (i) the total of the net profits of the bank and (ii) the retained net profits of the bank for the previous two years. The amount of "net profits" is determined by subtracting all current operating expenses, actual losses, and all federal, state and local taxes from all earnings from current operations plus actual recoveries on loans, investments and other assets.

     Additionally, under FDICIA, a bank may not make any capital distribution, including the payment of dividends, if after making such distribution the bank would be in any of the "under-capitalized" categories under the FDIC's Prompt Corrective Action regulations. The amount of unrestricted funds that would have been available for distribution to the Corporation as dividends at December 31, 1996, was approximately $7,797,000.

ITEM 10.  RECENT SALES OF UNREGISTERED SECURITIES

     None.

ITEM 11.  DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED

     The following summary of the terms of the capital shares of the Corporation does not purport to be complete and is qualified in its entirety by reference to the Corporation's Articles of Incorporation and Bylaws, which are filed as Exhibits to this Form 10.

AUTHORIZED BUT UNISSUED SHARES

     The Corporation's Articles of Incorporation authorize the issuance of 5,000,000 Common Shares, no par value, of which 1,975,973 shares were issued and 1,965,050 were outstanding at March 31, 1997.

     The remaining authorized but unissued Common Shares may be issued upon authorization of the Board of Directors without prior shareholder approval. If additional shares of the Corporation are issued, the shareholders are not entitled to subscribe for such additional shares in proportion to the number of Common Shares owned by them prior to such issuance. Accordingly, the shareholders of the Corporation could have their percentage ownership interest in the Corporation diluted if these shares are issued in the future.

COMMON SHARES

     VOTING RIGHTS

     Except for (a) supermajority votes required to approve certain business combinations and certain other matters (see "Antitakeover Provisions," below), and (b) certain corporate actions that must be approved by a majority of the outstanding votes of the relevant voting group under the Indiana Business Corporation Law, the affirmative vote of the holders of the majority of the votes cast at a meeting at which a quorum is present is sufficient to approve matters submitted for shareholder approval, except that Directors are elected by a plurality of the votes cast.

     DIVIDEND RIGHTS

     The holders of Common Shares are entitled to receive dividends as and when declared by the Board of Directors from funds legally available for their payment. A dividend may be paid by the Corporation only if, after paying such dividend, (a) the Corporation would be able to pay its debts as they become due in the usual course of business, and (b) the Corporation's total assets would not be less than the sum of its total liabilities. Furthermore, because funds for the payment of dividends by the Corporation must come primarily from the earnings of the Bank, restrictions on the amount of dividends that the Bank may pay also restrict the amount of funds available for payment of dividends by the Corporation. See Item 1. DESCRIPTIONS OF BUSINESS -- "Regulation and Supervision," and Item 9. MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT'S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS -- "Dividends."

     LIQUIDATION

     Upon any liquidation, dissolution, or winding up of the affairs of the Corporation, the holders of Common Shares are entitled to share ratably in the assets legally available for distribution to the Common Shareholders.

     OTHER MATTERS

     Holders of the Common Shares do not have preemptive rights with respect to the issuance of any securities of the Corporation. There are no sinking fund provisions applicable to the Common Shares. All outstanding Common Shares are, when issued, fully paid and nonassessable. Such shares are not redeemable at the option of the Corporation or holders thereof.

     The Corporation presently serves as the registrar and transfer agent of the Corporation's Common Shares.

ANTITAKEOVER PROVISIONS IN THE ARTICLES AND BYLAWS

     The Corporation's Articles of Incorporation and Bylaws contain certain antitakeover provisions described below. These provisions may discourage or prevent tender or exchange offers by a corporation or group that intends to use the acquisition of a substantial number of shares of the Corporation to initiate a two-step takeover culminating in a merger or other business combination. In recent years a number of other companies have adopted similar charter or bylaw provisions for the same or similar reasons. These provisions may also have the effect of making the removal of current management more difficult.

     POSSIBLE ISSUANCE OF COMMON SHARES

     As of March 31, 1997, there were 5,000,000 authorized Common Shares of which 1,965,050 were outstanding. The Board could use the authorized but unissued shares at its discretion to resist the consummation of certain takeover attempts by, for example, diluting the ownership interest of a substantial shareholder or substantially increasing the amount of consideration necessary for a shareholder to obtain control.


     SUPERMAJORITY VOTE AND MINIMUM PRICE REQUIRED FOR BUSINESS
     COMBINATIONS

     The Articles of Incorporation of the Corporation include a provision which applies to any "Business Combination" (broadly defined) with a "Related Person" (as defined) except in certain circumstances. In the absence of such circumstances, a Business Combination with a Related Person would require the approval of 80 percent of the outstanding voting shares plus 75 percent of the outstanding shares that are not controlled by the Related Person. In general terms, the term "Business Combination" is defined to include mergers or consolidations of the Corporation, transfers or encumbrances of all or any substantial part of the assets of the Corporation, transfers by a Related Person to the Corporation of any assets of a Related Person subject to certain percentage of limitations of the Corporation's assets, any reclassification of or involving the common stock of the Corporation consummated within five years after a shareholder becomes a Related Person, and any agreement or arrangement providing for any of the above. Related Person is defined to mean any shareholder (including affiliates and associates) who is the beneficial owner of more than 10 percent of the then outstanding shares entitled to vote on any matter. The supermajority voting requirements shall not be applicable if (i) the Directors of the Corporation have approved by a three-fourths vote the acquisition by the Related Person of the outstanding shares of the Corporation that cause such person to become a Related Person, (ii) the Directors by a three-fourths vote have approved the Business Combination prior to the Related Person involved in a Business Combination having become a Related Person,
(iii) the Business Combination is solely between the Corporation and a wholly-owned subsidiary, (iv) the Business Combination is a merger or consolidation and the total consideration received by the Corporation's shareholders is not less than the highest per share price paid by the Related Person in acquiring any of its holdings of the Corporation's common stock, or (v) the Business Combination involves a Related Person which has been a Related Person for at least five years.

     Absent the provision regulating Business Combinations, mergers, consolidations, and sales of all or substantially all assets would require only the approval of a majority of the Board of Directors and (subject to the rights of any Preferred Shares issued in the future) the affirmative vote of a majority of the total number of outstanding shares of the Corporation entitled to vote on the matter.

     CLASSIFIED BOARD

     The Articles also permit the Bylaws to provide for the Board to be divided into classes of Directors serving staggered terms. The Bylaws of the Corporation currently divide the Board into three classes with three-year staggered terms. In addition, the Bylaws provide that any vacancy shall be filled by a majority vote of the remaining Directors. Any Director elected to fill such vacancy shall hold office for the unexpired term of the class of which he is a member.

     AMENDMENT, CHANGE OR REPEAL OF CERTAIN ARTICLES

     The Articles provide that any amendment, change, or repeal of certain of the articles of the Articles of Incorporation described above would require the approval of (a) at least 80 percent of the outstanding voting power, and (b) the approval by 75 percent of the shares not controlled by the Related Person.

     POTENTIAL DISADVANTAGES TO SHAREHOLDERS

     Although the purpose of these provisions is to ensure fair treatment of all shareholders in the event of certain mergers, tender offers, or other attempts to acquire control of the Corporation (a "takeover"), the provisions regarding Business Combinations (as well as the provisions providing for the division of the Board of Directors into classes of Directors serving staggered terms) may have certain adverse effects in that they may make more difficult the accomplishment of certain takeovers at prices or on terms that some shareholders may consider beneficial, impede the assumption of control by principal shareholders in some cases, or make more difficult the removal of current management even if favorable by a majority of the shareholders.

ANTITAKEOVER PROVISIONS IN THE INDIANA BUSINESS CORPORATION LAW

     The Indiana Business Corporation Law (the "IBCL") includes two chapters that may have a direct effect on change of control transactions. These are Chapters 42 (IC 23-1-42), the Control Share Acquisitions Chapter (see "Chapter 42 -- Control Share Acquisitions," below), and Chapter 43 (IC 23-1-43), the Business Combinations Chapter (see "Chapter 43 -- Business Combinations," below).

     CHAPTER 42 -- CONTROL SHARE ACQUISITIONS

     The Control Share Acquisitions Chapter of the IBCL (Chapter
42), limits the voting rights of shares acquired by a person or group if the total number of shares the votes of which are controlled by such acquiring shareholder or group after such acquisition exceeds certain specified levels of ownership, unless and until certain independent shareholders have adopted a resolution granting the right to vote the excess acquired shares to the acquiring shareholder. Upon appropriate request, an acquiring shareholder can demand that the corporation submit to its shareholders within 50 days the issue of the right of the acquiring shareholder or group to vote the excess shares acquired. If no proper request is made by the acquiring shareholder, then Chapter 42 provides that the issue of voting rights is to be considered at the next shareholders' meeting. The restrictions on the right to vote, and the obligation to seek independent shareholder authority for voting, arises at three levels of shareholder ownership or voting power: when the acquiring shareholder owns or has voting power in excess of 20 percent, 33 1/3 percent and 50 percent of the outstanding voting securities of the Corporation. Assuming the authority exists in a corporation's articles of incorporation or bylaws in advance of the control share acquisition (the Corporation's Bylaws presently contain such a provision), unless the acquiring shareholder files with the corporation an appropriate informational statement, the corporation can redeem the shares acquired by the acquiring shareholder within a period of 60 days following the last acquisition of shares. If, on the other hand, the acquiring shareholder files an appropriate informational statement, then its shares can only be redeemed in the event that the independent shareholders refuse the acquiring shareholder the right to vote. If the shareholders grant the acquiring shareholder the right to vote and the acquiring shareholder owns or controls the votes of a majority of the outstanding voting securities of the corporation, then shareholders may exercise dissenters' rights of appraisal and receive the "fair value" of their shares, as defined in the IBCL.

     CHAPTER 43 -- BUSINESS COMBINATIONS

     The Business Combinations Chapter of the IBCL (Chapter 43) provides that persons who own or control (directly or through their affiliates or associates), voting power over at least 10 percent of the voting shares of a corporation are, under certain circumstances, prohibited from engaging in certain mergers, stock purchases, asset purchases, loans, or other financial transactions with the corporation in which they own their 10 percent interest, unless that corporation's Board of Directors expressly approved the acquisition of the 10 percent interest BEFORE the 10 percent shareholder acquires his interest. For those 10 percent shareholders who do not obtain their interest with prior approval of the Board of Directors, Chapter 43 will freeze such financial transactions for five years from the share acquisition date, regardless of whether the Board of Directors or shareholders then favors the transaction, and after the five-year period the transaction will be permissible only if certain "fair price" requirements or "disinterested shareholder approval" requirements are observed.

     Prior to the Corporation's registration of its Common Shares with the Securities and Exchange Commission pursuant to this Registration Statement, Chapter 43 was not applicable to the Corporation. At the effective date of this Registration Statement, however, Chapter 43 will become applicable. Thereafter, the Corporation can elect not to be governed by Chapter 43 by the adoption of an amendment to its Articles of Incorporation provided such amendment does not become effective until 18 months after the vote of shareholders to approve the amendment.

ITEM 12.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Reference is made to Article IX of the Corporation's Articles filed as Exhibit 3.1 to this Form 10, which contains certain indemnification provisions pursuant to authority contained in the Indiana Business Corporation Law.

     In addition, the Corporation also maintains insurance coverage for the benefit of Directors and officers with respect to many types of claims that may be made against them, some of which claims are in addition to those described in Article IX of the Articles.

ITEM 13.  FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

                         REPORT OF INDEPENDENT AUDITORS




Board of Directors and Shareholders
Lafayette Bancorporation
Lafayette, Indiana


We have audited the accompanying consolidated balance sheets of Lafayette Bancorporation as of December 31, 1996 and 1995 and the related consolidated statements of income, changes in shareholders' equity and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Lafayette Bancorporation as of December 31, 1996 and 1995, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1996 in conformity with generally accepted accounting principles.



                                      /s/ Crowe, Chizek and Company LLP
                                       Crowe, Chizek and Company LLP

Indianapolis, Indiana
February 7, 1997

                                            LAFAYETTE BANCORPORATION
                                          CONSOLIDATED BALANCE SHEETS
                                           December 31, 1996 and 1995
                                   (Amounts in thousands, except share data)
---------------------------------------------------------------------------------------------------------------
                                                                                  1996               1995
                                                                                  ----               ----
ASSETS
Cash and due from banks (Note 15)                                             $    21,330         $    26,314
Federal funds sold                                                                  8,050               7,915
                                                                              -----------         -----------
   Total cash and cash equivalents                                                 29,380              34,229
Securities available-for-sale (at market) (Note 2)                                 88,206              90,881
Securities held-to-maturity (market value $6,147
  and $2,151) (Note 2)                                                              6,156               2,161
Loans held for sale                                                                 5,877               2,473
Loans (Note 3)                                                                    268,940             228,643
   Less:  Allowance for loan losses (Note 4)                                       (3,198)             (3,200)
                                                                              -----------         -----------
      Loans, net                                                                  265,742             225,443
Federal Home Loan Bank stock (at cost)                                              1,116               1,080
Premises, furniture and equipment, net (Note 5)                                     6,355               5,465
Accrued interest receivable and other assets (Note 9)                              11,559              10,533
                                                                              -----------         -----------

          Total assets                                                        $   414,391         $   372,265
                                                                              ===========         ===========

LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities
   Noninterest-bearing deposits                                               $    43,579         $    43,950
   Interest-bearing demand and savings deposits                                   135,883             124,227
   Interest-bearing time deposits (Note 6)                                        162,088             140,475
                                                                              -----------         -----------
      Total deposits                                                              341,550             308,652
   Short-term borrowings (Note 7)                                                  24,521              19,092
   Long-term debt (Note 8)                                                          9,265               8,905
   Accrued interest payable and other liabilities (Notes 9 and 10)                  4,409               3,741
                                                                              -----------         -----------
      Total liabilities                                                           379,745             340,390

Commitments and contingent liabilities (Note 15)

Shareholders' equity
   Common stock, no par value:  5,000,000 and 2,500,000
     shares authorized; 1,975,973 and 1,646,644 shares
     issued; and 1,965,050 and 1,637,659 shares outstanding                         1,976               1,646
   Additional paid-in capital                                                      19,368              12,288
   Retained earnings                                                               13,705              18,013
   Unrealized gain (loss) on securities available-for-sale,
     net of tax (($204) and $11)                                                     (311)                 17
   Less:  Treasury stock, at cost (10,923 and 8,985 shares)                           (92)                (89)
                                                                              -----------         -----------
      Total shareholders' equity                                                   34,646              31,875
                                                                              -----------         -----------

          Total liabilities and shareholders' equity                          $   414,391         $   372,265
                                                                              ===========         ===========

---------------------------------------------------------------------------------------------------------------
                          See accompanying notes to consolidated financial statements.

                                                       2


                                            LAFAYETTE BANCORPORATION
                                       CONSOLIDATED STATEMENTS OF INCOME
                                  Years ended December 31, 1996, 1995 and 1994
                              (Dollar amounts in thousands, except per share data)
---------------------------------------------------------------------------------------------------------------



                                                                     1996             1995             1994
                                                                     ----             ----             ----
INTEREST INCOME
   Loans                                                          $  22,538        $  19,970        $  18,253
   Taxable securities                                                 4,219            4,538            4,360
   Tax exempt securities                                                940              685              557
   Other                                                                518              698              481
                                                                  ---------        ---------        ---------
      Total interest income                                          28,215           25,891           23,651

INTEREST EXPENSE
   Deposits                                                          12,708           11,798            9,827
   Short-term borrowings                                                781              744              572
   Long-term debt                                                       523              573              617
                                                                  ---------        ---------        ---------
      Total interest expense                                         14,012           13,115           11,016
                                                                  ---------        ---------        ---------
NET INTEREST INCOME                                                  14,203           12,776           12,635

Provision for loan losses (Note 4)                                      240              180              600
                                                                  ---------        ---------        ---------
NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES                  13,963           12,596           12,035

Noninterest income
   Income from fiduciary activities                                     812              793              762
   Service charges on deposit accounts                                1,116              997              985
   Net realized gain on securities                                       83               13               78
   Net gain on loan sales                                               398              136                -
   Other service charges and fees                                       454              426              440
   Other operating income                                               559              425              315
                                                                  ---------        ---------        ---------
      Total noninterest income                                        3,422            2,790            2,580
                                                                  ---------        ---------        ---------

Noninterest expense
   Salaries and employee benefits (Notes 9 and 10)                    6,331            5,589            5,076
   Occupancy expenses, net                                              834              698              676
   Equipment expenses                                                 1,009            1,024            1,001
   Other real estate expenses, net                                       58              141             (172)
   Deposit insurance                                                     45              341              639
   Other operating expenses                                           2,914            2,427            2,469
                                                                  ---------        ---------        ---------
      Total noninterest expense                                      11,191           10,220            9,689
                                                                  ---------        ---------        ---------

INCOME BEFORE INCOME TAXES                                            6,194            5,166            4,926

Income taxes (Note 12)                                                2,103            1,791            1,693
                                                                  ---------        ---------        ---------

NET INCOME                                                        $   4,091        $   3,375        $   3,233
                                                                  =========        =========        =========
Earnings per share (Note 13):
   Net income per share                                           $    2.08        $    1.72        $    1.64
                                                                  =========        =========        =========

---------------------------------------------------------------------------------------------------------------
                          See accompanying notes to consolidated financial statements.

                                                       3

                                              LAFAYETTE BANCORPORATION
                             CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
                                    Years ended December 31, 1996, 1995 and 1994
                           (Dollar amounts in thousands, except share and per share data)
-------------------------------------------------------------------------------------------------------------------
                                                                        Unrealized
                                                                        Gain (Loss)
                                          Additional                   on Securities                      Total
                              Common       Paid-in        Retained      Available-       Treasury     Shareholders'
                              Stock        Capital        Earnings       for-Sale         Stock          Equity
                              -----        -------        --------       --------         -----          ------
BALANCE,
  JANUARY 1, 1994            $    499      $  8,683       $ 17,640       $      -       $    (85)       $ 26,737

3-for-1 stock split
  997,966 shares                  998                         (998)                                            -

Net income for 1994                                          3,233                                         3,233

Cash dividends
  ($.36 per share)                                            (705)                                         (705)

Unrealized gain upon
  adopting FAS 115                                                            145                            145

Change in unrealized
  gain(loss) on securities
  available-for-sale                                                       (1,116)                        (1,116)
                             --------      --------       --------       --------       --------        --------
BALANCE,
  DECEMBER 31, 1994             1,497         8,683         19,170           (971)           (85)         28,294

10% stock dividend
  149,695 shares                  149         3,605         (3,754)                                            -

Net income for 1995                                          3,375                                         3,375

Cash dividends
  ($.40 per share)                                            (778)                                         (778)

Unrealized gain on
  transfer of securities
  (Note 2)                                                                    234                            234

Change in unrealized
  gain (loss) on
  securities available-
  for-sale                                                                    754                            754

Purchase 141 treasury
  shares                                                                                      (4)             (4)
                             --------      --------       --------       --------       --------        --------
BALANCE,
  DECEMBER 31, 1995             1,646        12,288         18,013             17            (89)         31,875

20% stock dividend
  329,329 shares                  330         7,080         (7,410)                                            -

Net income for 1996                                          4,091                                         4,091

Cash dividends
  ($.50 per share)                                            (989)                                         (989)

Change in unrealized
  gain (loss) on
  securities available-
  for-sale                                                                   (328)                          (328)

Purchase 141 treasury
  shares                                                                                      (3)             (3)
                             --------      --------       --------       --------       --------        --------
BALANCE,
  DECEMBER 31, 1996          $  1,976      $ 19,368       $ 13,705       $   (311)      $    (92)       $ 34,646
                             ========      ========       ========       ========       ========        ========
-------------------------------------------------------------------------------------------------------------------
                            See accompanying notes to consolidated financial statements.
                                                         4

                                            LAFAYETTE BANCORPORATION
                                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                  Years ended December 31, 1996, 1995 and 1994
                                         (Dollar amounts in thousands)
----------------------------------------------------------------------------------------------------------------
                                                                           1996           1995           1994
                                                                           ----           ----           ----
CASH FLOWS FROM OPERATING ACTIVITIES
   Net income                                                            $  4,091       $  3,375       $ 3,233
   Adjustments to reconcile net income to net cash
     from operating activities
      Depreciation                                                            693            726           740
      Unrealized loss on other real estate                                     64             90             -
      Premium amortization, net of discount accretion                         302            127           210
      Provision for loan losses                                               240            180           600
      Net realized gain on securities                                         (83)           (13)          (78)
      Net realized (gain) loss on sale of :
          Fixed assets                                                        (96)             -             -
          Other real estate                                                     -             21          (180)
      Change in assets and liabilities:
          Loans held for sale                                              (3,404)        (2,473)            -
          Accrued interest receivable and other assets                     (1,173)          (797)       (3,771)
          Accrued interest payable and other liabilities                      668            559           107
                                                                         --------       --------       -------
             Net cash from operating activities                             1,302          1,795           861

CASH FLOWS FROM INVESTING ACTIVITIES
   Purchase of securities available-for-sale                              (41,957)       (22,512)      (21,587)
   Proceeds from sales of securities available-for-sale                    25,532         16,190        10,650
   Proceeds from maturities of securities available-for-sale               18,349          5,302        12,208
   Purchase of securities held-to-maturity                                 (4,013)        (3,813)      (18,170)
   Proceeds from maturities of securities held-to-maturity                      5          8,193         4,382
   Loans made to customers, net of payments collected                     (40,539)        (4,252)       (7,646)
   Purchase of Federal Home Loan Bank stock                                   (36)           (99)            -
   Property and equipment expenditures                                     (1,612)          (804)         (345)
   Proceeds from sale of fixed assets                                         125              -             -
   Proceeds from sales of other real estate                                   300            588           336
                                                                         --------       --------       -------
      Net cash from investing activities                                  (43,846)        (1,207)      (20,172)

CASH FLOWS FROM FINANCING ACTIVITIES
   Net change in deposit accounts                                          16,600         11,889        11,400
   Cash received in branch acquisition for liabilities assumed,
     net of assets acquired                                                16,298              -             -
   Net change in short-term borrowings                                      5,429         (3,152)        6,753
   Proceeds from long-term debt                                             1,500              -             -
   Payments on long-term debt                                              (1,140)          (833)         (613)
   Dividends paid                                                            (989)          (778)         (705)
   Purchase of treasury stock                                                  (3)            (4)            -
                                                                         --------       --------       -------
      Net cash from financing activities                                   37,695          7,122        16,835
                                                                         --------       --------       -------

Net change in cash and cash equivalents                                    (4,849)         7,710        (2,476)

Cash and cash equivalents at beginning of year                             34,229         26,519        28,995
                                                                         --------       --------       -------

CASH AND CASH EQUIVALENTS AT END OF YEAR                                 $ 29,380       $ 34,229      $ 26,519
                                                                         ========       ========       =======

Supplemental disclosures of cash flow information
   Cash paid during the period for:
      Interest                                                           $ 13,877       $ 12,952      $ 10,919
      Income taxes                                                          1,992          1,803         1,597

Non-cash investing activity
   Loans transferred to other real estate                                $     99       $    190      $      -
   Securities transferred from held-to-maturity to available-for-
     sale (Note 2)                                                              -         46,971             -

-------------------------------------------------------------------------------------------------------------------
                          See accompanying notes to consolidated financial statements.

                                                       5
/TABLE

                            LAFAYETTE BANCORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 1996, 1995 and 1994
         (Dollar amounts in thousands, except share and per share data)



NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Description of Business: The consolidated financial statements include the accounts of Lafayette Bancorporation (Corporation) and its wholly-owned subsidiary, Lafayette Bank and Trust Company (Bank), after elimination of significant intercompany transactions and accounts.

The Bank is engaged in the business of commercial and retail banking and trust and investment services, with operations conducted through its main office and 12 branches located in Tippecanoe and White Counties in Indiana. The majority of the Bank s income is derived from commercial and retail business lending activities and investments. Although the overall loan portfolio is diversified, the economy of Tippecanoe County is heavily dependent on Purdue University, one of the area s largest employers, and the economy of White County is heavily dependent on the agricultural industry. The majority of the Bank s loans are secured by specific items of collateral including business assets, real property and consumer assets.

Use of Estimates: Management must make estimates and assumptions in preparing financial statements that affect the amounts reported therein and the disclosures provided. These estimates and assumptions may change in the future and future results could differ. Estimates that are more susceptible to change in the near term include the allowance for loan losses, the fair value of certain securities and other financial instruments, and the determination and carrying value of impaired loans.

Securities: The Bank classifies securities into held-to-maturity and available-for-sale categories. Securities held-to-maturity are those which the Bank has the positive intent and ability to hold to maturity, and are reported at amortized cost. Securities available-for-sale are those which the Bank may decide to sell if needed for liquidity, asset-liability management, or other reasons. Securities available-for-sale are reported at fair value, with unrealized gains or losses included as a separate component of equity, net of tax.

Realized gains or losses are determined based on the amortized cost of the specific security sold. Interest and dividend income, adjusted by amortization of purchase premium or discount, is included in earnings.

Loans Held for Sale: The Bank sells certain fixed-rate first mortgage loans in the secondary market. Mortgage loans held for sale are carried at the lower of cost or estimated market value determined on an aggregate basis. At December 31, 1996 and 1995 the estimated market value of loans held for sale exceeded their cost.

                                  (Continued)

                            LAFAYETTE BANCORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 1996, 1995 and 1994
         (Dollar amounts in thousands, except share and per share data)



NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Loans: Interest on real estate, commercial and most installment loans is accrued over the term of the loans based on the principal outstanding. The recognition of interest income is discontinued when, in management's judgment, the interest will not be collectible in the normal course of business, typically when payments are past due over 90 days. The Bank defers loan fees, net of certain direct loan origination costs. The net amount deferred is reported in the balance sheet as part of loans and is recognized into interest income over the term of the loan using a method which approximates a level-yield.

Under FAS 114 and 118 (as explained below in "Allowance for Loan Losses"), the carrying values of impaired loans are periodically adjusted to reflect cash payments, revised estimates of future cash flows, and increases in the present value of expected cash flows due to the passage of time. Cash payments representing interest income are reported as such. Other cash payments are reported as reductions in carrying value, while increases or decreases due to changes in estimates of future payments and due to the passage of time are reported as bad debt expense, if reductions, or otherwise as interest income.

Allowance for Loan Losses: The allowance for loan losses is a valuation allowance, increased by the provision for loan losses and decreased by charge-offs less recoveries. Management estimates the allowance balance required based on past loan loss experience, known and inherent risks in the portfolio, information about specific borrower situations and estimated collateral values, economic conditions, and other factors. Allocations of the allowance may be made for specific loans, but the entire allowance is available for any loan that, in management s judgment, should be charged-off.

Financial Accounting Standards No. 114 and No. 118 require recognition of loan impairment if a loan s full principal or interest payments are not expected to be received. Loans considered to be impaired are reduced to the present value of expected future cash flows using the loans existing rate or to the fair value of collateral if repayment is expected solely from the collateral, by allocating a portion of the allowance for loan losses to such loans.

Smaller-balance homogeneous loans are evaluated for impairment in total. Such loans include residential real estate loans secured by one-to-four family residences and installment loans to individuals for household, family and other personal expenditures. Commercial and agricultural loans are evaluated individually for impairment. When analysis of borrower operating results and financial condition indicates that underlying cash flows of the borrower s business are not adequate to meet its debt service requirements, the loan is evaluated for impairment. Often this is associated with a delay or shortfall in payments of more than 60 days. Nonaccrual loans are generally also considered impaired. Impaired loans, or portions thereof, are charged-off when deemed uncollectible. The nature of disclosures for impaired loans is considered generally comparable to prior nonaccrual loan disclosures. The present value of loans identified as impaired in Note 3 was determined using fair value of collateral.

                                  (Continued)

                            LAFAYETTE BANCORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 1996, 1995 and 1994
         (Dollar amounts in thousands, except share and per share data)



NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES  (Continued)

Premises, Furniture and Equipment: Premises, furniture and equipment are stated at cost less accumulated depreciation. Depreciation expense is recognized over the estimated useful lives of the assets, principally on the straight-line method. These assets are reviewed for impairment under Financial Accounting Standard No. 121 when events indicate the carrying amount may not be recoverable. Maintenance and repairs are expensed and major improvements are capitalized.

Other Real Estate: Real estate acquired through foreclosure or acceptance of a deed in lieu of foreclosure is recorded at the lower of cost (fair value at date of foreclosure) or fair value less estimated selling costs. Expenses incurred in carrying other real estate are charged to operations as incurred.

Intangibles: Goodwill and core deposit intangibles are amortized on the straight-line method over 15 years and are included in other assets. Intangibles are assessed for impairment based on estimated undiscounted cash flows, and written down if necessary.

Stock Compensation: Expense for employee compensation under stock option plans is based on Opinion 25, with expense reported only if options are granted below market price at grant date. Pro forma disclosures of net income and earnings per share are provided as if the fair value method of Financial Accounting Standard No. 123 were used for stock-based compensation.

Income Taxes: Deferred tax liabilities and assets are determined at each balance sheet date. They are measured by applying enacted tax laws to future taxable income or expense resulting from differences in the financial statement and tax basis of assets and liabilities. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized. Income tax expense is the tax payable or refundable for the period plus or minus the change during the period on deferred tax assets and liabilities.

Statement of Cash Flows: Cash and cash equivalents are defined to include cash on hand, amounts due from banks, and federal funds sold. Generally, federal funds are sold for one-day periods. The Corporation reports net cash flows for customer loan transactions, deposit transactions, and short-term borrowings.

                                  (Continued)

                            LAFAYETTE BANCORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 1996, 1995 and 1994
         (Dollar amounts in thousands, except share and per share data)


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES  (Continued)

Fair Values of Financial Instruments: Fair values of financial instruments are estimated using relevant market information and other assumptions, as more fully disclosed separately. Fair value estimates involve uncertainties and matters of significant judgment regarding interest rates, credit risk, prepayments, and other factors, especially in the absence of broad markets for particular items. Changes in assumptions or in market conditions could significantly affect the estimates. The fair value estimates of existing on- and off-balance sheet financial instruments does not include the value of anticipated future business or the values of assets and liabilities not considered financial instruments.

Reclassifications: Certain items in the 1995 and 1994 financial statements have been reclassified to correspond with the 1996 presentation.


NOTE 2 - SECURITIES

The amortized cost and estimated market values of securities are as follows at December 31, 1996:

                                                               Gross          Gross         Estimated
                                              Amortized      Unrealized     Unrealized        Market
                                                Cost           Gains          Losses          Value
                                                ----           -----          ------          -----
SECURITIES AVAILABLE-FOR-SALE
-----------------------------
U.S. Government and its agencies              $  36,116      $      32      $    (210)      $  35,938
Obligations of states and political
  subdivisions                                   17,358            184            (62)         17,480
Corporate obligations                             1,249             52              -           1,301
Mortgage-backed and other
  asset-backed securities                        33,998             45           (556)         33,487
                                              ---------      ---------      ---------       ---------

   Total                                      $  88,721      $     313      $    (828)      $  88,206
                                              =========      =========      =========       =========


SECURITIES HELD-TO-MATURITY
---------------------------

Obligations of states and political
  subdivisions                                $   6,156      $      34      $     (43)      $   6,147
                                              =========      =========      =========       =========

                                  (Continued)

                            LAFAYETTE BANCORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 1996, 1995 and 1994
         (Dollar amounts in thousands, except share and per share data)



NOTE 2 - SECURITIES (Continued)

The amortized cost and estimated market values of securities are as follows at December 31, 1995:

                                                               Gross          Gross        Estimated
                                              Amortized      Unrealized     Unrealized       Market
                                                Cost           Gains          Losses         Value
                                                ----           -----          ------         -----
SECURITIES AVAILABLE-FOR-SALE
-----------------------------
U.S. Government and its agencies              $ 40,667       $    148       $  (202)       $ 40,613
Obligations of states and political
  subdivisions                                  18,889            264          (205)         18,948
Corporate obligations                            4,052            107           (16)          4,143
Mortgage-backed and other
  asset-backed securities                       27,245            290          (358)         27,177
                                              --------       --------       -------        --------
   Total                                      $ 90,853       $    809       $  (781)       $ 90,881
                                              ========       ========       =======        ========


SECURITIES HELD-TO-MATURITY
---------------------------
Obligations of states and political
  subdivisions                                $  2,161       $     25       $   (35)       $  2,151
                                              ========       ========       =======        ========

Proceeds from sales of securities available-for-sale during 1996, 1995 and 1994 were $25,532, $16,190 and $10,650. Gross gains of $175, $37 and $90 and gross losses of $92, $24 and $12 were realized on those sales.

The amortized cost and estimated market value of securities at December 31, 1996, by contractual maturity, are shown below. Securities not due at a single maturity date are shown separately.

                                                   Available-for-Sale                 Held-to-Maturity
                                                   ------------------                 ----------------
                                                                Estimated                          Estimated
                                               Amortized          Market          Amortized          Market
                                                 Cost             Value             Cost             Value
                                                 ----             -----             ----             -----
Due in one year or less                       $    8,252       $    8,259        $    1,905       $    1,903
Due after one year through five years             30,838           30,779             1,340            1,330
Due after five years through ten years            12,768           12,813             1,691            1,693
Due after ten years                                2,865            2,868             1,220            1,221
                                              ----------       ----------        ----------       ----------
   Subtotal                                       54,723           54,719             6,156            6,147
Mortgage-backed and other asset-
  backed securities                               33,998           33,487                 -                -
                                              ----------       ----------        ----------       ----------

   Total                                      $   88,721       $   88,206        $    6,156       $    6,147
                                              ==========       ==========        ==========       ==========

                                  (Continued)

                            LAFAYETTE BANCORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 1996, 1995 and 1994
         (Dollar amounts in thousands, except share and per share data)



NOTE 2 - SECURITIES (Continued)

Securities with a carrying value of $29,201 and $23,956 at December 31, 1996 and 1995, respectively, were pledged to secure public deposits and securities sold under agreements to repurchase and for other purposes required or permitted by law.

During December 1995, securities with an amortized cost of $46,971 and an unrealized gain of $234 were transferred from held-to-maturity to available-for-sale in accordance with the Financial Accounting Standards Board Special Report on Implementation of Statement of Financial Accounting Standards No. 115 (FAS 115).

At December 31, 1996, U.S. Government agency structured notes with an amortized cost of $3,000 and market value of $2,991 are included in securities available-for-sale, consisting of step-up bonds.

At December 31, 1996, mortgage-backed securities include collateralized mortgage obligations (CMO s) and real estate mortgage investment conduits (REMIC s) with an amortized cost of $15,994 and fair value of $15,637, all of which are issued by U.S. Government agencies and of which approximately $10,606 are variable rate and approximately $5,388 are fixed rate.


NOTE 3 - LOANS

Loans are comprised of the following as of December 31:

                                                         1996            1995
                                                         ----            ----
         Commercial and agricultural loans           $   108,470     $    85,789
         Residential real estate loans                   104,547          87,637
         Installment loans to individuals                 54,924          55,217
         Commercial paper                                    999               -
                                                     -----------     -----------

            Total loans                              $   268,940     $   228,643
                                                     ===========     ===========

Nonperforming loans consist of the following at December 31:

                                                           1996           1995
                                                           ----           ----
         Loans past due 90 days or more              $       735     $       796
         Nonaccrual loans                                    178             381
         Restructured loans                                  482             661
                                                     -----------     -----------

            Total nonperforming loans                $     1,395     $     1,838
                                                     ===========     ===========

                                  (Continued)

                            LAFAYETTE BANCORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 1996, 1995 and 1994
         (Dollar amounts in thousands, except share and per share data)



NOTE 3 - LOANS (Continued)

Information regarding impaired loans is as follows at and for the years ended December 31:

                                                                             1996             1995
                                                                             ----             ----
Average investment in impaired loans during year                          $     230        $     288
                                                                          =========        =========
Interest income recognized on impaired loans, including
  cash basis income of $0 for each year                                   $       -        $       -
                                                                          =========        =========

Balance of impaired loans at December 31                                  $     178        $     282
Less portion for which no allowance for loan losses is allocated                  -                -
                                                                          ---------        ---------
Portion of impaired loan balance for which an allowance
  for loan losses is allocated                                            $     178        $     282
                                                                          =========        =========
Portion of allowance for loan losses allocated to the
  impaired loan balance                                                   $      70        $      81
                                                                          =========        =========

The Bank had $0 and $99 of loans on nonaccrual at December 31, 1996 and 1995, that management did not deem to be impaired.

Certain directors and officers of the Corporation and Bank were customers of the Bank in the ordinary course of business. Loan activity with these related parties is as follows:

             Balance as of January 1, 1996              $    4,151
             New loans                                         615
             Loan payments                                    (639)
                                                        ----------

             Balance as of December 31, 1996            $    4,127
                                                        ==========


NOTE 4 - ALLOWANCE FOR LOAN LOSSES

The activity in the allowance for loan losses is as follows:

                                                     1996          1995          1994
                                                     ----          ----          ----
Balance, January 1                                $   3,200     $   3,309     $   3,459
Provision charged to operations                         240           180           600
Loans charged-off                                      (545)         (556)         (968)
Recoveries on loans previously charged-off              303           267           218
                                                  ---------     ---------     ---------
Balance, December 31                              $   3,198     $   3,200     $   3,309
                                                  =========     =========     =========

                                  (Continued)

                            LAFAYETTE BANCORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 1996, 1995 and 1994
         (Dollar amounts in thousands, except share and per share data)



NOTE 5 - PREMISES, FURNITURE AND EQUIPMENT

A summary of premises, furniture and equipment by major category follows:

                                                     1996            1995
                                                     ----            ----
Land                                              $      789      $      787
Buildings and improvements                             6,543           5,700
Leasehold improvements                                 1,081           1,081
Furniture and equipment                                7,116           6,804
                                                  ----------      ----------
   Total                                              15,529          14,372
Accumulated depreciation                              (9,174)         (8,907)
                                                  ----------      ----------

Premises, furniture and equipment, net            $    6,355      $    5,465
                                                  ==========      ==========

NOTE 6 - INTEREST-BEARING TIME DEPOSITS

Interest-bearing time deposits issued in denominations of one hundred thousand dollars or greater totaled $27,240 and $15,012 at December 31, 1996 and 1995.

At December 31, 1996, the scheduled maturities of time deposits are as follows:

             1997                                         $   105,965
             1998                                              31,347
             1999                                              17,068
             2000                                               5,474
             2001                                               2,077
             Thereafter                                           157
                                                          -----------

                Total interest-bearing time deposits      $   162,088
                                                          ===========

                                  (Continued)

                            LAFAYETTE BANCORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 1996, 1995 and 1994
         (Dollar amounts in thousands, except share and per share data)



NOTE 7 - SHORT-TERM BORROWINGS

Short-term borrowings are comprised of retail repurchase agreements and a treasury tax and loan open-end note. Repurchase agreements represent borrowings by the Bank from its customers. The Bank pledges certain of its securities as collateral for those borrowings (see Note 2), which securities are maintained in safekeeping under the Bank s control. Repurchase agreements generally mature within thirty days. The following presents information about short-term borrowings at the dates indicated:

                                                                   1996            1995
                                                                   ----            ----
Balance of repurchase agreements outstanding                    $   23,497      $   16,818
Balance of treasury tax and loan open-end note                       1,024           2,274
                                                                ----------      ----------
   Total short-term borrowings                                  $   24,521      $   19,092
                                                                ==========      ==========

Average balance of repurchase agreements during year            $   15,143      $   12,395
Maximum month-end balance of repurchase agreements
  during year                                                       23,497          18,581
Weighted average interest rate of repurchase agreements
  during year                                                        4 .61%           5.11%


At December 31, 1996 the Corporation had overnight repurchase agreements for $8,879 with White County, Indiana Treasurer and $3,856 with City of Lafayette, Indiana.


NOTE 8 - LONG-TERM DEBT

Long-term debt outstanding at December 31 consists of the following:

                                                                             1996            1995
                                                                             ----            ----
Note payable correspondent bank; payable $20 quarterly;
  due December 31, 1998; interest rate at prime; unsecured.               $        -      $      224

Federal Home Loan Bank advances; annual principal payments;
  various maturities with final maturity November 15, 2006; interest payable monthly at various fixed interest rates from 5.45% -
  6.82%; secured by a blanket pledge of the Bank s obligations of the
  U.S. Government and U.S. Government agencies and one-to-four
  family residential mortgage loans.                                           9,265           8,681
                                                                          ----------      ----------

   Total long-term debt                                                   $    9,265      $    8,905
                                                                          ==========      ==========

                                  (Continued)

                            LAFAYETTE BANCORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 1996, 1995 and 1994
         (Dollar amounts in thousands, except share and per share data)



NOTE 8 - LONG-TERM DEBT (Continued)

Annual principal payments required on long-term debt are as follows:

                 1997                              $      879
                 1998                                     832
                 1999                                     789
                 2000                                     748
                 2001                                     710
                 2002 and thereafter                    5,307
                                                   ----------

                    Total long-term debt           $    9,265
                                                   ==========


NOTE 9 - EMPLOYEE BENEFIT PLANS

The Bank has a noncontributory defined benefit pension plan covering substantially all employees. The Bank s funding policy is to contribute the minimum amount required by applicable regulations. Plan assets consist primarily of investments in interest-bearing balances with financial institutions, U.S. government bonds, corporate bonds and other various marketable equity securities.

The following sets forth the Plan's funded status and amount recognized in the balance sheet at December 31 (amounts computed as of September 30, 1996 and 1995):

                                                                              1996             1995
                                                                              ----             ----
Actuarial present value of obligations:
   Accumulated benefit obligation, including vested
     benefits of $7,811 and $7,121 in 1996 and 1995                        $    8,017       $    7,352
                                                                           ==========       ==========

Plan assets at fair value                                                  $   12,351       $   11,377
Projected benefit obligation for service rendered to date                     (10,091)          (9,396)
Unrecognized loss                                                                 858            1,271
Prior service cost not yet recognized, amortized straight-line                     25               26
Unrecognized transition asset                                                  (1,234)          (1,385)
                                                                           ----------       ----------

   Prepaid pension cost included in other assets                           $    1,909       $    1,893
                                                                           ==========       ==========

Net pension benefit for 1996, 1995 and 1994 included the following:

                                                           1996           1995            1994
                                                           ----           ----            ----
Service cost-benefits earned                            $     505      $     374       $     461
Interest cost on projected benefit obligation                 691            612             464
Actual return on plan assets                               (1,303)        (1,444)           (191)
Net amortization and deferral                                  91            420            (817)
                                                        ---------      ---------       ---------

    Net periodic pension benefit                        $     (16)     $     (38)      $     (83)
                                                        =========      =========       =========

                                  (Continued)

                            LAFAYETTE BANCORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 1996, 1995 and 1994
         (Dollar amounts in thousands, except share and per share data)



NOTE 9 - EMPLOYEE BENEFIT PLANS (Continued)

Significant assumptions made in computing pension liability and expense were as follows:

                                          1996        1995       1994

Weighted average discount rate            7.50%       7.50%      8.25%
Increase in future compensation           4.00        4.00       4.00
Long-term rate of return                  9.25        9.25       9.25

The Bank maintains a retirement savings plan covering substantially all employees. The Plan requires employees to complete one year of service and be 21 years of age before entering the Plan. Employee contributions are limited to a maximum of 15% of their salary. The Plan allows for a 35% matching of the first 4% of employee salary contributions and an annual discretionary contribution. Participants are fully vested in salary deferral contributions and employer matching contributions. Total 401(k) contributions charged to expense were $73, $60 and $57 for 1996, 1995 and 1994.

The Bank maintains a deferred compensation plan for the benefit of certain directors. Under the Plan, the Bank agrees, in return for the directors deferring the receipt of a portion of their current compensation, to pay a retirement benefit computed as the amounts of the compensation deferred plus accrued interest at a variable rate. Accrued benefits payable totaled $525 and $381 at December 31, 1996 and 1995. Deferred compensation expense was $84, $84 and $14 for 1996, 1995 and 1994. In conjunction with the Plan formation, the Bank purchased life insurance on the directors. The cash surrender value of that insurance is carried as an other asset on the consolidated balance sheet, and was approximately $3,210 and $3,058 at December 31, 1996 and 1995.


NOTE 10 - POSTRETIREMENT BENEFITS

The Bank sponsors a postretirement benefit plan which provides defined medical benefits. Employees who have medical coverage prior to retirement are eligible to receive postretirement medical benefits for themselves and their spouse, provided they have completed 10 years of service and attained age 55.

The Plan is contributory. Retirees contribute an amount equal to their individual applicable premium to provide the coverage, less 30%, which is paid monthly by the Bank. Retirees must pay 100% of medical premiums for all dependent coverage.

                                  (Continued)

                            LAFAYETTE BANCORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 1996, 1995 and 1994
         (Dollar amounts in thousands, except share and per share data)



NOTE 10 - POSTRETIREMENT BENEFITS (Continued)

The following sets forth the Plan s funded status and amounts recognized in the balance sheet at December 31:

                                                                  1996           1995
                                                                  ----           ----
Accumulated postretirement benefit obligations:
   Retirees                                                     $     64       $     71
   Fully eligible active participants                                 90             84
   Other active plan participants                                    242            205
                                                                --------       --------
   Accumulated postretirement benefit obligation in
     excess of plan assets                                           396            360

Unrecognized gain due to change in assumptions                       201            217
                                                                --------       --------
   Accrued postretirement benefit obligation                    $    597       $    577
                                                                ========       ========

Net periodic postretirement benefit cost for the years ended December 31, included the following components:

                                                  1996          1995           1994
                                                  ----          ----           ----
Service cost-benefits attributed to
  service during the period                     $     22      $     37       $     35
Interest cost on accumulated post-
  retirement benefit obligation                       25            31             28
                                                --------      --------       --------

   Postretirement benefit cost                  $     47      $     68       $     63
                                                ========      ========       ========

Benefit payments of $11 for 1996 and $13 for 1995 and 1994, were made for postretirement medical benefits.

For measurement purposes, the annual rate of increase in the per capita cost of covered health care benefits assumed was 11.5% for 1996 and 1995 and 13% for 1994, with the rate assumed to gradually decrease to 5.5% effective January 1, 2002. The health care cost trend assumption has a significant effect on the amounts reported. However, an increase in the assumed health care cost trend rates by 1% in each year would increase the accumulated postretirement benefit obligation as of December 31, 1996 and the aggregate service and interest cost components of net periodic postretirement benefit cost for the year then ended by amounts not considered to be material.

The weighted average discount rate used in determining the accumulated postretirement benefit obligation was 7% for 1996 and 1995.

                                  (Continued)

                            LAFAYETTE BANCORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 1996, 1995 and 1994
         (Dollar amounts in thousands, except share and per share data)



NOTE 11 - STOCK APPRECIATION RIGHTS AND STOCK OPTION PLAN

The Corporation maintains an Officers' Stock Appreciation Rights Plan for granting rights to certain officers. Upon exercise of a stock appreciation right, the holder may receive cash equal to the excess of the fair market value of common stock at the date of exercise over the option price. Stock appreciation rights are vested at 20% per year and must be exercised within ten years of grant. The Plan expires May, 2002. Granted rights outstanding were 69,166 at $7.32 per share for 1996 and 1995 (as restated for the effect of stock dividends). Compensation expense charged to operations in 1996, 1995 and 1994 was $112, $229 and $263 and is based on an increase in market value. The liability at December 31, 1996 and 1995 was $1,022 and $910.

Effective May 1, 1995, the Corporation authorized a nonqualified stock option plan providing stock options to directors and key members of management. A total of 43,560 shares of common stock for directors and 62,040 shares for management are available for grant at a price equal to the market price of the stock at the date of grant. Options granted to directors at the effective date are exercisable any time after the date of grant, and subsequent options granted to directors are exercisable after two years. Options granted to management become 20% exercisable after one year and 20% each subsequent year. The Plan is effective for five years and options must be exercised within ten years from the date of grant.

A summary of the Corporation s stock option activity, and related information for the years ended December 31, follows (adjusted for stock dividends):

                                                          1996                            1995
                                                          ----                            ----
                                                                Weighted-                       Weighted-
                                                                 Average                         Average
                                                                Exercise                        Exercise
                                                  Options         Price            Options        Price
                                                  -------         -----            -------        -----
Outstanding beginning of year                       47,784      $   20.74                -      $       -
Granted                                             24,288          22.33           47,784          20.74
Exercised                                                -              -                -              -
Forfeited                                                -              -                -              -
                                                 ---------      ---------         --------      ---------

Outstanding-end of year                             72,072      $   21.28           47,784      $   20.74
                                                 =========      =========         ========      =========

Exercisable at end of year                          38,069      $   20.74           35,640      $   20.74
                                                 =========      =========         ========      =========

Weighted-average fair value per
  option granted during the year                 $    4.08                        $   3.75


Options outstanding at December 31, 1996 have a weighted average remaining life of 9.3 years, with exercise prices ranging from $20.74 to $22.33.

                                  (Continued)

                            LAFAYETTE BANCORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 1996, 1995 and 1994
         (Dollar amounts in thousands, except share and per share data)



NOTE 11 - STOCK APPRECIATION RIGHTS AND STOCK OPTION PLAN (Continued)

The Corporation has elected to follow Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" (APB 25) and related interpretations in accounting for its stock options because the alternative fair value accounting provided for under Statement of Financial Accounting Standards No. 123 (FAS 123), "Accounting for Stock-Based Compensation," requires use of option valuation models which management believes are not necessarily reliable in valuing the Corporation s stock options. Under APB 25, because the exercise price of the Corporation s stock options equals the market price of the underlying stock on the date of grant, no compensation expense is recognized.

Pro forma information regarding net income and earnings per share is required by FAS 123, and has been determined as if the Corporation had accounted for its stock options under the fair value method of that Statement. The fair value for these options was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted average assumptions for the years 1996 and 1995, respectively: risk-free interest rates of 6.5% and 6.4%; dividend yields of 2%; volatility factors of the expected market price of the Corporation s common stock of .05 and .06, and a weighted average expected life of the options of five years.

For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options vesting period. The Corporation s pro forma information follows (in thousands except for earnings per share information):

                                                  1996           1995
                                                  ----           ----
Pro forma net income                            $  4,034       $  3,220
Pro forma earnings per share
   Net income per share                         $   2.05       $   1.64


In future years, the pro forma effect of not applying this standard may increase if additional options are granted.

                                  (Continued)

                            LAFAYETTE BANCORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 1996, 1995 and 1994
         (Dollar amounts in thousands, except share and per share data)



NOTE 12 - INCOME TAXES

Income taxes consist of the following:

                                               1996          1995           1994
                                               ----          ----           ----
   Currently payable                       $  2,165      $  1,610       $  1,670
   Deferred income taxes (benefit)              (62)          181             23
                                           --------      --------       --------
      Total                                $  2,103      $  1,791       $  1,693
                                           ========      ========       ========

The following is a reconciliation of statutory federal income taxes and the amount computed by applying the statutory rate of 34% to income before income taxes:

                                                          1996          1995           1994
                                                          ----          ----           ----
Statutory rate applied to income before
  income taxes                                          $  2,106      $  1,756       $  1,675
Add/(deduct)
   Tax exempt interest income                               (301)         (218)          (221)
   State tax expense (net of federal benefit)                346           300            286
   Other                                                     (48)          (47)           (47)
                                                        --------      --------       --------
      Total                                             $  2,103      $  1,791       $  1,693
                                                        ========      ========       ========

The net deferred tax asset reflected in the consolidated balance sheet is comprised of the following components as of December 31:

                                                                  1996           1995
                                                                  ----           ----
Deferred tax assets:
   Allowance for loan losses                                    $    404       $    419
   Accrued stock appreciation rights                                 405            361
   Accrued postretirement benefit obligation                         236            229
   Deferred compensation                                             169            105
   Deferred loan fees                                                225            225
   Net operating loss carryforward                                    54             83
   Net unrealized loss on securities available-for-sale              204              -
                                                                --------       --------
      Total deferred tax assets                                    1,697          1,422
Deferred tax liabilities:
   Depreciation                                                     (234)          (252)
   Net pension benefit                                              (756)          (750)
   Other                                                             (90)           (80)
                                                                --------       --------
      Total deferred tax liabilities                              (1,080)        (1,082)

Valuation allowance                                                    -              -
                                                                --------       --------
   Net deferred tax asset                                       $    617       $    340
                                                                ========       ========

                                  (Continued)

                            LAFAYETTE BANCORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  Years ended December 31, 1996, 1995 and 1994
         (Dollar amounts in thousands, except share and per share data)



NOTE 12 - INCOME TAXES (Continued)

The Corporation has the following tax carryforwards at December 31, 1996:

                                          Tax Carryforward             Expiration
                                          ----------------             ----------

                                                                  2001             2002
                                                                  ----             ----
   Regular tax
      Net operating loss                      $   160           $    32          $   128

   Alternative minimum tax
      Net operating loss                      $   127           $    32          $    95


Federal tax laws restrict the use of the net operating loss carryforwards listed above. Utilization is limited to $83 each year until fully used and is also dependent upon future taxable income of the Bank exceeding such amounts.


NOTE 13 - PER SHARE DATA

In September 1996, the Corporation issued 329,329 shares of common stock in connection with a 20% stock dividend. In October 1995, the Corporation issued 149,695 shares of common stock in connection with a 10% stock dividend. In August 1994, the Board of Directors authorized a three-for-one stock split effected in the form of a stock dividend. Earnings and dividend per share amounts have been retroactively restated for the stock split and stock dividends. The weighted average number of shares used in calculating earnings and dividends per share amounts were 1,965,179, 1,965,320 and 1,965,360 for 1996, 1995 and 1994, respectively. Stock options (see Note 11) are not materially dilutive and have been excluded from weighted average shares.


NOTE 14 - CAPITAL REQUIREMENTS

The Corporation and Bank are subject to various regulatory capital requirements administered by federal and state banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory - and possible additional discretionary - actions by regulators that, if undertaken, could have a direct material effect on the Corporation s financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Corporation and Bank must meet specific capital guidelines that involve quantitative measures of assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. The capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

                                  (Continued)

                            LAFAYETTE BANCORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 1996, 1995 and 1994
         (Dollar amounts in thousands, except share and per share data)



NOTE 14 - CAPITAL REQUIREMENTS (Continued)

Quantitative measures established by regulation to ensure capital adequacy require the Corporation and Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). Management believes the Corporation and Bank meet all applicable capital adequacy requirements as of December 31, 1996.

As of December 31, 1996, the Corporation and Bank were categorized well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Corporation and Bank must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the table.

The Corporation s actual consolidated capital amounts and ratios are presented in the following table. The Bank s actual capital amounts and ratios are not materially different from the consolidated amounts below.

                                                        Capital Adequacy                  Well Capitalized
                               Actual                     Requirement                       Requirement
                               ------                     -----------                       -----------
                      Amount           Ratio         Amount           Ratio            Amount           Ratio
                      ------           -----         ------           -----            ------           -----
Tier I Capital
  (to average
  assets)           $   34,009          8.6%       $   15,861          4.0%          $   19,827          5.0%

Tier I Capital
  (to risk
  weighted
  assets)           $   34,009         12.1%       $   11,234          4.0%          $   16,852          6.0%

Total Capital
  (to risk
  weighted
  assets)           $   37,207         13.2%       $   22,469          8.0%          $   28,086         10.0%


                                  (Continued)

                            LAFAYETTE BANCORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 1996, 1995 and 1994
         (Dollar amounts in thousands, except share and per share data)



NOTE 15 - COMMITMENTS AND CONTINGENT LIABILITIES

The Bank leases branch facilities under operating leases expiring in various years through 2006. Expense for leased premises was $181, $143 and $141 for 1996, 1995 and 1994.

Future minimum lease payments are as follows:

                  1997                               $     169
                  1998                                     146
                  1999                                     134
                  2000                                     114
                  2001                                      33
                  2002 through 2006                        142
                                                     ---------

                      Total                          $     738
                                                     =========

In the ordinary course of business, the Bank has loans, commitments and contingent liabilities, such as guarantees and commitments to extend credit, which are not reflected in the consolidated balance sheet. The Bank's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to make loans and standby letters of credit is represented by the contractual amount of those instruments. The Bank uses the same credit policy to make such commitments as it uses for on-balance sheet items.

At December 31, off-balance sheet financial instruments whose contract amount represents credit risk are summarized as follows:

                                                        1996            1995
                                                        ----            ----

         Unused lines of credit                      $  28,752       $  29,653
         Commitments to make loans                       8,965           3,256
         Standby letters of credit                       1,426           1,634
         Commercial letters of credit                       89              76


Since many commitments to make loans expire without being used, the amount does not necessarily represent future cash commitments. Collateral obtained upon exercise of the commitment is determined using management's credit evaluation of the borrower, and may include accounts receivable, inventory, property, land and other items. These commitments are generally variable rate or carry a term of one year or less.

The cash balance required to be maintained on hand or on deposit with the Federal Reserve was $4,785 and $4,017 at December 31, 1996 and 1995. These reserves do not earn interest.

                                  (Continued)

                            LAFAYETTE BANCORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 1996, 1995 and 1994
         (Dollar amounts in thousands, except share and per share data)



NOTE 16 - DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

The carrying value and estimated fair values of the Corporation's financial instruments as of December 31 are as follows:

                                                         1996                              1995
                                                         ----                              ----
                                               Carrying           Fair           Carrying           Fair
                                                 Value            Value            Value            Value
                                                 -----            -----            -----            -----

Financial assets:
  Cash and cash equivalents                  $      29,380    $      29,380    $      34,229    $      34,229
  Securities available-for-sale                     88,206           88,206           90,881           90,881
  Securities held-to-maturity                        6,156            6,147            2,161            2,151
  Loans held for sale                                5,877            5,979            2,473            2,496
  Loans, net                                       265,742          266,359          225,443          226,491
  Federal Home Loan Bank stock                       1,116            1,116            1,080            1,080
  Accrued interest receivable                        3,929            3,929            3,664            3,664

Financial liabilities:
  Deposits                                   $    (341,550)    $   (342,751)    $   (308,652)    $   (310,515)
  Short-term borrowings                            (24,521)         (24,521)         (19,092)         (19,092)
  Long-term debt                                    (9,265)          (9,145)          (8,905)          (8,956)
  Accrued interest payable                          (1,284)          (1,284)          (1,149)          (1,149)


The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value. The carrying amount is considered to estimate fair value for cash and short-term instruments, demand deposits, short-term borrowings, accrued interest, and variable rate loans or deposits that reprice frequently and fully. Securities fair values are based on quoted market prices or, if no quotes are available, on the rate and term of the security and on information about the issuer. For loans held for sale, the fair value of loans held for sale is based on quoted market prices. For commercial, real estate, consumer, and other loans, fair value is estimated by discounting future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities. Federal Home Loan Bank stock is restricted in nature and is not actively traded on a secondary market and the carrying amount is a reasonable estimate of fair value. The fair value of fixed-maturity certificates of deposit is estimated using the rates currently offered for deposits of similar remaining maturities. For long-term debt, rates are currently available to the Corporation for debt with similar terms and remaining maturities. The estimated fair value for off-balance sheet loan commitments approximates carrying value and are not considered significant to this presentation.

                                  (Continued)

                            LAFAYETTE BANCORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 1996, 1995 and 1994
         (Dollar amounts in thousands, except share and per share data)



NOTE 17 - PARENT COMPANY STATEMENTS

Presented below are condensed balance sheets, statements of income and cash flows for the parent company:


                               CONDENSED BALANCE SHEETS
                              December 31, 1996 and 1995
                            (Dollar amounts in thousands)

                                                              1996            1995
                                                              ----            ----
ASSETS
Cash on deposit with subsidiary                            $      722       $      261
Investment in bank                                             34,819           32,512
Other assets                                                      461              449
                                                           ----------       ----------

      Total assets                                         $   36,002       $   33,222
                                                           ==========       ==========


LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities
   Long-term debt                                          $        -       $      224
   Other liabilities                                            1,356            1,123
                                                           ----------       ----------
      Total liabilities                                         1,356            1,347

Shareholders' equity                                           34,646           31,875
                                                           ----------       ----------

      Total liabilities and shareholders' equity           $   36,002       $   33,222
                                                           ==========       ==========

                                     (Continued)

                            LAFAYETTE BANCORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 1996, 1995 and 1994
         (Dollar amounts in thousands, except share and per share data)



NOTE 17 - PARENT COMPANY STATEMENTS (Continued)

                                     CONDENSED STATEMENTS OF INCOME
                          For the years ended December 31, 1996, 1995 and 1994
                                     (Dollar amounts in thousands)

                                                                      1996          1995          1994
                                                                      ----          ----          ----

OPERATING INCOME
   Dividends received from subsidiary bank                          $  1,570      $    920      $    800
   Interest income                                                         3             -             1
                                                                    --------      --------      --------
                                                                       1,573           920           801
                                                                    --------      --------      --------
OPERATING EXPENSES                                                       192           335           337
                                                                    --------      --------      --------

INCOME BEFORE INCOME TAXES AND EQUITY IN
  UNDISTRIBUTED EARNINGS OF SUBSIDIARY                                 1,381           585           464
Income tax benefit                                                        75           134           133
                                                                    --------      --------      --------
Income before equity in undistributed earnings of bank                 1,456           719           597

Equity in undistributed earnings of bank                               2,635         2,656         2,636
                                                                    --------      --------      --------
NET INCOME                                                          $  4,091      $  3,375      $  3,233
                                                                    ========      ========      ========

                                   CONDENSED STATEMENTS OF CASH FLOWS
                          For the years ended December 31, 1996, 1995 and 1994
                                     (Dollar amounts in thousands)

                                                                      1996          1995          1994
                                                                      ----          ----          ----

CASH FLOWS FROM OPERATING ACTIVITIES
   Net income                                                       $  4,091      $  3,375      $  3,233
   Adjustments to reconcile net income to net cash
     from operating activities
      Amortization of deferred costs                                       6             6             6
      Equity in undistributed earnings of bank                        (2,635)       (2,656)       (2,636)
      Other assets and other liabilities                                 215           177           177
                                                                    --------      --------      --------
          Net cash from operating activities                           1,677           902           780
CASH FLOWS FROM FINANCING ACTIVITIES
   Principal payments on long-term debt                                 (224)          (81)          (93)
   Dividends paid                                                       (989)         (778)         (705)
   Purchase of treasury shares                                            (3)           (4)            -
                                                                    --------      --------      --------
      Net cash from financing activities                              (1,216)         (863)         (798)
                                                                    --------      --------      --------

Net change in cash and cash equivalents                                  461            39           (18)
Cash and cash equivalents at beginning of year                           261           222           240
                                                                    --------      --------      --------

CASH AND CASH EQUIVALENTS AT END OF YEAR                            $    722      $    261      $    222
                                                                    ========      ========      ========

                                              (Continued)

                            LAFAYETTE BANCORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        December 31, 1996, 1995 and 1994
         (Dollar amounts in thousands, except share and per share data)



NOTE 18 - BRANCH ACQUISITION

In September 1996, the Bank purchased a branch in Monticello, Indiana from another institution. The fair value of assets acquired was $923, the fair value of liabilities assumed was $18,114, and the Bank received $16,298 of cash at settlement. Goodwill and core deposit intangibles associated with this purchase amounted to $893.


NOTE 19 - INDUSTRY SEGMENT INFORMATION

The Corporation operates primarily in the banking industry which accounts for more than 90% of its revenues, operating income and assets.


NOTE 20 - PENDING CHANGES IN ACCOUNTING POLICIES

Statement of Financial Accounting Standards No. 125 (FAS 125), Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities, has been issued and will apply to some transactions in 1997 and others in 1998. FAS 125 establishes standards for determining the circumstances under which transfers of financial assets should be considered sales or as secured borrowings and when a liability should be considered extinguished, and addresses the accounting requirements for servicing financial assets, including mortgage servicing rights. The Corporation does not expect FAS 125 to have a material impact on the consolidated financial statements in 1997; however, the Statement will be followed in the future should the Corporation begin to originate mortgage servicing rights.

ITEM 14.  DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND
FINANCIAL DISCLOSURE

     There was no change in accountants of the Corporation or the Bank during the 24-month period prior to December 31, 1996, or subsequently.

ITEM 15.  FINANCIAL STATEMENTS AND EXHIBITS


    (a) FINANCIAL STATEMENTS FILED AS PART OF THIS FORM 10


         The following are included in Item 13 of this Form 10:

              Report of Independent Auditors

              Consolidated Balance Sheets at December 31, 1996 and
              1995

              Consolidated Statements of Income for the years ended December 31, 1996, 1995, and 1994

              Consolidated Statements of Changes in Shareholders'
              Equity for the years ended December 31, 1996, 1995, and 1994

              Consolidated Statements of Cash Flows for the years ended December 31, 1996, 1995, and 1994

              Notes to Consolidated Financial Statements


    (b) EXHIBITS FILED AS PART OF THIS FORM 10

    The Exhibits described in the Exhibit List immediately following the signature page of this Form 10 (which is incorporated by reference) are hereby filed as part of this Form 10.

    (c) FINANCIAL STATEMENT SCHEDULES - NONE

    Pursuant to the requirements of Section 12 of the Securities
Exchange Act of 1934, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized.

                              LAFAYETTE BANCORPORATION



                              By /s/ Robert J. Weeder
                                _________________________________
                                Robert J. Weeder
                                 President

Date:  April 29, 1997

                          EXHIBIT INDEX


Exhibit                                              Page
Number                  Description                  Number

3.1           Amended Articles of Incorporation
              of the Corporation

3.2           Bylaws of the Corporation, as amended

10.1*         Lafayette Bancorporation Non-Qualified
              Stock Option Plan, including schedule
              identifying material terms of options
              granted to Directors and named executive officers

10.2*         Lafayette Bancorporation Officers' Stock
              Appreciation Rights Plan, including
              schedule identifying material terms of
              stock appreciation rights granted to named executive officers

10.3*         Lafayette Bank and Trust Company Directors
              Deferred Compensation Plan and Form of Agreement
(1987)

10.4*         Lafayette Bank and Trust Company Directors
              Deferred Compensation Form of Agreement (1994)

11            Computation of Per Share Earnings

21            Subsidiaries of Registrant

27            Financial Data Schedule




*Indicates Exhibits that describe or evidence management contracts or compensatory plans or arrangements required to be filed as Exhibits to this Form 10.


1595\04\FORM10.EDG